Exhibit 2.1

ASSET PURCHASE AGREEMENT

among:

BRONCO RESEARCH SERVICES LLC, as Purchaser,

BIOANALYTICAL SYSTEMS, INC., as Parent

PRE-CLINICAL RESEARCH SERVICES, INC., as Seller,

and

DONALD H. MAUL, DVM, MS, as Shareholder

Dated November 8, 2019

i

List of Exhibits and Schedules

Exhibit A	Seller Promissory Note
Exhibit B	Calculation of Net Working Capital
Exhibit C	Forms of Key Employee Employment Offer Letters

Schedule 2.1(a)	Purchased Fixed Assets
Schedule 2.1(d)	Purchased Prepaids
Schedule 2.1(e)	Assumed Contracts
Schedule 2.1(f)	Software
Schedule 2.1(g)	Leased Real Property
Schedule 2.1(h)	Domain Names, Numbers; Website
Schedule 2.1(i)	Trade Secrets
Schedule 2.1(j)	Permits
Schedule 2.1(l)	Other Assets
Schedule 2.2	Excluded Assets
Schedule 2.2(c)	Excluded Contracts
Schedule 2.6(a)	Purchase Price Allocation
Schedule 2.7(b)(ix)	Payoff Letters
Schedule 3.4(a)	Listed Intellectual Property
Schedule 3.4(b)	Material Intellectual Property
Schedule 3.5(a)	Material Contracts
Schedule 3.6(b)	Personal Property Leases
Schedule 3.6(e)	Client Personal Property
Schedule 3.7	Compliance with Legal Requirements
Schedule 3.8	Employees
Schedule 3.8(a)	Foreign National Employees
Schedule 3.9	Employee Plans
Schedule 3.9(j)	Severance Contracts
Schedule 3.13(a)	Consents
Schedule 3.14(a)	Financial Statements
Schedule 3.16	Permit Exceptions

Schedule 3.18(a)	Real Property Leases
Schedule 3.18(c)	Improvements
Schedule 3.18(e)	Certificates of Occupancy and Permits
Schedule 3.19	Environmental Matters
Schedule 3.19(h)	Environmental Permits and Documentation
Schedule 3.20(a)	Insurance Policies
Schedule 3.21(a)	Transactions with Related Parties
Schedule 3.21(b)	Non-Arms-Length Contracts
Schedule 3.22	Customers and Vendors
Schedule 5.9	Restricted Names

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement") is being entered into effective as of November 8, 2019 (the "Effective Date"), by and among Bronco Research Services LLC, an Indiana limited liability company ("Purchaser"), Bioanalytical Systems, Inc., an Indiana corporation ("Parent"), Pre-Clinical Research Services, Inc., a Colorado corporation ("Seller"), and Donald H. Maul, DVM, MS (the "Shareholder"; and collectively with Seller, the "Selling Parties" and each individually a "Selling Party").

RECITAL:

The parties hereto desire to provide for the purchase by Purchaser of substantially all of the assets used or useful by Seller in connection with Seller's provision of good laboratory practice ("GLP") and non-GLP preclinical testing for the pharmaceutical and medical device industries (the "Business"), and wish to provide for certain related transactions, on the terms and subject to the conditions and other provisions set forth in this Agreement.

NOW, THEREFORE, pursuant to the above Recital and in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement:

"ACA" has the meaning set forth in Section 3.9(n).

"Acquisition Proposal" mean any bona fide proposal, whether written, oral or electronic, to engage in any proposed or actual (i) merger, consolidation or similar transaction involving Seller, (ii) sale, lease or other disposition, directly or indirectly, of any assets of Seller representing 10% or more of the assets of Seller, (iii) issue, sale or other disposition by Seller of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the votes associated with the outstanding securities of Seller, (iv) tender or exchange offer in which (a) any Person proposes to acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) or the right to acquire beneficial ownership of or (b) any "group" (as such term is defined under the Securities Exchange Act of 1934, as amended) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, 10% or more of the outstanding membership interests of Seller or (v) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the transactions contemplated by this Agreement.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Allocation" has the meaning set forth in Section 2.6(a).

"Annual Statements" has the meaning set forth in Section 3.14(a).

"Assignment and Assumption Agreement" has the meaning set forth in Section 2.7(b)(iii).

"Assumed Contracts" has the meaning set forth in Section 2.1(e).

"Assumed Liabilities" has the meaning set forth in Section 2.4(a).

"Authority" means any federal, state, local or foreign governmental agency, board, commission, bureau, authority, court or arbitration tribunal.

"Bill of Sale" has the meaning set forth in Section 2.7(b)(ii).

"Business" has the meaning set forth in the Recitals.

"Business Day" (whether or not capitalized) means any day that is not a Saturday or a Sunday or a day on which banks located in Indiana or Colorado are authorized or required to be closed.

"Business Employee" means any employee of Seller as of the day immediately prior to the Closing Date.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

"Claim Notice" has the meaning set forth in Section 6.4(a).

"Client Personal Property" has the meaning set forth in Section 3.6(e).

"Closing" has the meaning set forth in Section 2.7(a).

"Closing Cash" has the meaning set forth in Section 2.3(b)(i).

"Closing Date" has the meaning set forth in Section 2.7(a).

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, Section 4980B of the Code, Title I Part 6 of ERISA, and any similar state group health plan continuation law.

"COBRA Beneficiaries" has the meaning set forth in Section 5.4(g).

"COBRA Coverage" has the meaning set forth in Section 5.4(g).

"Code" means the Internal Revenue Code of 1986, as amended.

"Competitive Enterprise" has the meaning set forth in Section 5.6(a).

"Confidential Information" means any information of Seller related to the Business, including methods of operation, customers, customer lists, products, prices, fees, costs, technology, inventions, trade secrets, know-how, software, marketing methods, plans, and information relating to Seller's Personnel, vendors, competitors, markets or other specialized information or proprietary matters.

"Confirmation Certificate" has the meaning set forth in Section 2.8(d).

"Consent" means any consent, approval or waiver.

"Contract" means any legally binding written or oral agreement, contract, subcontract, lease, instrument, note, option, warranty, purchase order, license, sublicense, mortgage or guarantee.

"Current Purchased Receivables" means Purchased Receivables that, as of the close of business on the last Business Day prior to the Closing Date, have been outstanding for less than ninety (90) days.

"Damages" means all damages, dues, penalties, fines, amounts paid in settlement, costs, obligations, Liabilities, injury, losses, decline or diminution in value, expenses, fees, interest, court costs, reasonable attorneys' fees and expenses and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and enforcement of rights including, as the context may require, any of the foregoing which arise out of or in connection with any Matter, charges, complaints, injunctions, judgments, decrees or rulings, but expressly excluding any incidental, consequential, punitive or exemplary damages, special damages, indirect damages, unrealized expectation, lost profits or other similar items.

"Direct Claim" has the meaning set forth in Section 6.4(c).

"Disclosure Schedules" means the disclosure schedules delivered by Seller to Purchaser contemporaneously with the execution and delivery of the Agreement. References to Schedules in Article III of this Agreement refer to the corresponding section of the Disclosure Schedules.

"Dispute Notice" has the meaning set forth in Section 2.8(d).

"Effective Date" has the meaning set forth in the Preamble.

"Employee Plans" means each employee benefit plan, as defined in Section 3(3) of ERISA, whether or not subject to ERISA, each employment, severance or similar contract and each other plan or arrangement (written or oral) providing for compensation, bonuses, commissions, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation (including any such plans governed by Code Section 409A), vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers' compensation, supplemental unemployment benefits, severance benefits, post-employment or retirement benefits and other time-off benefits (including compensation, pension, health, medical or life insurance benefits) and other employee benefit arrangements, policies, or practices for which Seller (or any ERISA Affiliate) is a plan sponsor, as defined in Section 3(16)(B) of ERISA, or which Seller (or an ERISA Affiliate) otherwise maintains or to which Seller (or an ERISA Affiliate) otherwise contributes or has contributed, or in which Seller (or an ERISA Affiliate) participates or has participated or under which Seller (including by virtue of Seller's ERISA Affiliates) may have any Liabilities.

"Environmental Claim" means any notice or claim by any Person or any Authority alleging potential Liability (including potential Liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or threatened release into the environment of any Hazardous Substances at any location, whether or not owned, leased or operated by Seller or (b) any violation, or alleged violation, of any Environmental, Health and Safety Requirement.

"Environmental Documentation" has the meaning set forth in Section 3.19(h).

"Environmental, Health and Safety Requirements" means all Laws and other provisions having the force or effect of Law and all judicial and administrative orders and determinations, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Substances), each as amended and as now in effect.

"Environmental Permits" means all Permits required under any Environmental, Health and Safety Requirement.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means, with respect to any Person, any other Person that, together with such first Person, would be treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

"Estimated Net Working Capital" means the estimated Net Working Capital as of 12:01 a.m. Eastern Time on the Closing Date, as the estimated Net Working Capital is set forth in the Net Working Capital Certificate.

"Estimated Deficit Net Working Capital Payment" means the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital.

"Estimated Excess Net Working Capital Payment" means the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

"Excluded Assets" has the meaning set forth in Section 2.2.

"Excluded Contracts" has the meaning set forth in Section 2.2.

"Excluded Liabilities" has the meaning set forth in Section 2.4(b).

"Final Net Working Capital Deficit" has the meaning set forth in Section 2.8(h).

"Financial Statements" has the meaning set forth in Section 3.14(a).

"Fixed Assets" has the meaning set forth in Section 2.1(a).

"Form 8-K" has the meaning set forth in Section 5.8.

"Fundamental Representations" shall include the representations set forth in Section 3.1, Section 3.2(a), Section 3.6(a), Section 3.12(a), Section 3.12(b), Section 3.15, Section 3.23, Section 4.1, Section 4.3 and Section 4.7.

"GAAP" means United States generally accepted accounting principles.

"General Cap" has the meaning set forth in Section 6.3(c).

"GLP" has the meaning set forth in the Preamble.

"Governmental Authority" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official or ministry and any governmental court or other governmental tribunal); or (d) entity exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power.

"Hazardous Substances" means and includes any materials, chemicals, substances or wastes which, at the time of Closing, are regulated by any Governmental Authority under Environmental Laws now existing, including (a) materials, chemicals, substances and/or wastes regulated as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," "toxic wastes", "solid wastes," "regulated wastes," "pollutants," "contaminants," "radioactive materials," "radioactive wastes," and other similar terms and/or (b) petroleum and/or petroleum products, PCBs, asbestos, urea formaldehyde.

"Hired Employees" has the meaning set forth in Section 5.4(a).

"Holdback Amount" means Seventy-five Thousand Dollars ($75,000).

"Improvements" has the meaning set forth in Section 3.18(c).

"Indebtedness" means the unpaid principal amount of, accrued interest on, and prepayment penalties with respect to, all indebtedness for borrowed money of Seller, all obligations of Seller evidenced by bonds, debentures, notes or similar instruments, all obligations, contingent or otherwise, of Seller as an account party with respect to letters of credit and letters of guarantee (to the extent drawn upon at Closing) and all capital lease obligations of Seller.

"Indemnified Party" has the meaning set forth in Section 6.4(a).

"Indemnifying Party" has the meaning set forth in Section 6.4(a).

"Independent Accounting Firm" means Soukup Bush & Associates, CPAs, P.C. or, if otherwise agreed to by the parties, such other mutually-agreeable nationally recognized firm of independent auditors that has not performed work for, and is otherwise independent of, Purchaser and any Selling Party.

"Information Systems" means the internal information and reporting systems of Seller that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

"Intellectual Property" has the meaning set forth in Section 3.4(a).

"Interim Statements" has the meaning set forth in Section 3.14(a).

"Key Employee" shall mean Donald H. Maul, DVM, MS and Maralee McVean.

"Law" means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States or foreign country or any state, county, city or other political subdivision thereof or of any Authority.

"Leased Real Property" has the meaning set forth in Section 2.1(g).

"Legal Requirement" means any law, rule, decree, statute, order, regulation, ordinance, directive, code, order, ordinance, judgment, injunction, or binding judicial precedent that is legally promulgated or issued by any Governmental Authority.

"Liabilities" means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any applicable Legal Requirement or Contract, including any liabilities or obligations for Taxes.

"Liens" has the meaning set forth in Section 3.2(a).

"Listed Intellectual Property" has the meaning set forth in Section 3.4(a).

"Main Building" means Lots 3 and 4, Fort Collins Business Center, First Filing, City of Fort Collins, County of Larimer, State of Colorado and which is also known as: 1512 Webster Court, Fort Collins, Colorado.

"Main Building Landlord" means Bighorn Holdings, LLC, a Colorado limited liability company.

"Material Adverse Change" or "Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise), prospects or assets of the Business, (b) the value of the Purchased Assets, (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis, or (d) Purchaser's ability to operate the Business immediately after Closing in the manner operated by Seller prior to Closing.

"Matter" means any judicial or administrative or arbitral action, mediation, inquiry, claim (including counterclaim), demand, dispute, action, suit, proceeding, investigation or other similar matter.

"Most Recent Balance Sheet" has the meaning set forth in Section 3.14(c).

"Net Working Capital" means the current assets included in the Purchased Assets, consisting of the assets shown as included in current assets on Exhibit B, minus the current liabilities included in the Assumed Liabilities, consisting of the liabilities shown as included in current liabilities on Exhibit B, in each case, determined in accordance with GAAP, consistently applied, as of 12:01 a.m. Eastern Time on the Closing Date, provided that the amount of any Purchased Receivables that remain unpaid on the 85th day following the Closing Date shall be deducted from Net Working Capital.

"Net Working Capital Certificate" has the meaning set forth in Section 2.3(a).

"Net Working Capital Statement" has the meaning set forth in Section 2.8(a).

"Non-Assignable Contract" has the meaning set forth in Section 5.5.

"Ordinary Course of Business" means any action taken by a Person if: (a) such action is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action does not require authorization by the Board of Directors, stockholders, members or partners of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) such action is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

"Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the articles or certificate of organization and operating agreement of a limited liability company, (c) the articles or certificate of partnership of a partnership and partnership agreement of a partnership, (d) all equity holders' agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person, and (e) any amendment or supplement to any of the foregoing.

"Order" means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

"Outside Date" shall mean and refer to December 8, 2019.

"Parent Common Shares" has the meaning set forth in Section 2.3(b)(iii).

"Parent" has the meaning set forth in the introductory paragraph of the Agreement.

"Parent Equity Award" means a Parent Stock Option, a Parent RSU or Parent restricted stock, as the case may be.

"Parent Preferred Shares" has the meaning set forth in Section 4.5(a).

"Parent RSU" means a restricted stock unit granted under any Parent Stock Plan.

"Parent Securities" has the meaning set forth in Section 4.5(c).

"Parent Stock Option" means any option to purchase Parent Common Shares granted under any Parent Stock Plan.

"Parent Stock Plan" means the following plans, in each case as amended: Bioanalytical Systems, Inc. 2008 Stock Option Plan and Bioanalytical Systems, Inc. 2018 Equity Incentive Plan.

"Permit" means any licenses, permits, certificates and certifications (including certificates of occupancy), variances, exemptions, filings, registrations, declarations, notifications, accreditations, approvals, consents all other authorizations of any Governmental Authority.

"Permitted Liens" has the meaning set forth in Section 3.2(a).

"Person" means any individual, corporation, general partnership, limited partnership, limited liability company, trust, association, firm, organization, company, business, entity, union, society or Governmental Authority.

"Personal Property Leases" has the meaning set forth in Section 3.6(b).

"Personnel" means any director, manager, officer, employee, consultant, agent or other personnel of Seller or of Purchaser, as applicable.

"Purchase Price" has the meaning set forth in Section 2.3(b).

"Purchased Assets" has the meaning set forth in Section 2.1.

"Purchased Fixed Assets" has the meaning set forth in Section 2.1(a).

"Purchased Intellectual Property" has the meaning set forth in Section 2.1(b).

"Purchased Prepaids" has the meaning set forth in Section 2.1(d).

"Purchased Receivables" has the meaning set forth in Section 2.1(c).

"Purchaser" has the meaning set forth in the introductory paragraph of the Agreement.

"Purchaser Indemnified Parties" and "Purchaser Indemnified Party" have the meaning set forth in Section 6.1.

"Qualified Benefit Plan" has the meaning set forth in Section 3.9(b).

"Ranch Facility" means that certain portion of the property located 675 Red Mountain Road, Livermore, Colorado consisting of a designated portion of a Morton steel building (excluding the woodworking shop) and fenced pasture adjacent thereto. The description of the Ranch Facility will be more fully developed in the lease for the same and the lease shall include the Landlord’s continuing right to use the riding arena within the Morton steel building and a defined area of the arena to be used for housing a limited number of sheep.

"Ranch Facility Landlord" means Bighorn Holdings, LLC, a Colorado limited liability company.

"Real Property" means the Leased Real Property and all the parcels of real property used in the Business of Seller, together with all improvements and fixtures thereon and all easements and appurtenances thereunto belonging.

"Real Property Leases" has the meaning set forth in Section 3.18(a).

"Recipient" has the meaning set forth in Section 3.12(c).

"Receipts" has the meaning set forth in Section 5.3.

"Related Party" means (a) any Affiliate of any Selling Party (other than Seller), and (b) any director or officer of Seller and any member of their immediately family or their respective Affiliates.

"Release Date" has the meaning set forth in Section 2.10(b).

"Representatives" means Affiliates, directors, officers, employees, prospective financing sources, accountants, counsel, investment bankers, advisors or other agents.

"Required Consent" has the meaning set forth in Section 5.5.

"Restricted Area" includes each of the following:

(a)           Any country, state or other jurisdiction in which Seller performed any service or sold or marketed any products at any time during the 12 months prior to the Closing Date;

(b)           Each state, commonwealth, territory and other political subdivision of the United States of America;

(c)           Each state or jurisdiction within the United States in which Seller performed any services or sold or marketed any products at any time during the 12 months prior to the Closing Date;

(e)           The States of Indiana and Colorado;

(f)            Each county in Indiana and in Colorado and any other state where Seller performed any services or sold or marketed any products during the 12 months prior to the Closing Date;

(g)           Each state or jurisdiction in which Seller has a physical presence (through an office or facility or otherwise) on the Closing Date; and

(h)           Within a one (1) mile radius of the location of a Person who was a customer of the Business at any time during the 12 months prior to the Closing Date.

"Restricted Party" shall mean each Selling Party.

"Restricted Period" has the meaning set forth in Section 5.6(a).

"Rule 144" means 17 CFR 230.144.

"SEC" has the meaning set forth in Section 5.8.

"Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

"Seller" has the meaning set forth in the Preamble.

"Seller Indemnified Parties" and "Seller Indemnified Party" have the meaning set forth in Section 6.2.

"Seller Plan" has the meaning set forth in Section 3.9(a).

"Seller Promissory Note" has the meaning set forth in Section 2.3(b)(ii).

"Seller SEC Financial Statements" has the meaning set forth in Section 5.8.

"Seller's Knowledge" means the actual knowledge of Donald H. Maul, DVM, MS and Maralee McVean.

"Selling Parties" and "Selling Party" have the meaning set forth in the Preamble.

"Set-Off Rights" has the meaning set forth in Section 6.5(b).

"Straddle Period" has the meaning set forth in Section 5.10(a).

"Shareholder" has the meaning set forth in the Preamble.

"Target Net Working Capital" means $265,000.

"Tax Return" means any return, declaration, report, claim for refund, election, disclosure, estimate or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, required to be filed with any Governmental Authority with respect to Taxes.

"Taxes" means (a) all federal, state, local and foreign taxes (including income or profits taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, goods and services taxes), severance taxes, capital levy taxes, transfer taxes, value added taxes, employment and payroll-related taxes, real and personal property taxes, real property assessments, business license taxes, occupation taxes, import duties, escheat obligations and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto, (b) liability for any such items described in clause (a) that is imposed by reason of U.S. Treasury Regulation §1.1502-6 or similar Legal Requirement, and (c) liability for any such items described in clause (a) imposed on any transferee or indemnitor, by contract or otherwise.

"Third Party" means any Person, other than Purchaser, Seller, or any of their respective Affiliates.

"Third Party Claim" has the meaning set forth in Section 6.4(a).

"Threshold Amount" has the meaning set forth in Section 6.3(b).

"Transaction Documents" means: (a) the Agreement; (b) the Assignment and Assumption Agreement; (c) the Bill of Sale; (d) the Seller Promissory Note, (e) the respective leases for the Main Facility and the Ranch Facility by and between Purchaser and the Main Facility Landlord and Purchaser and the Ranch Facility Landlord, as applicable, (f) stock certificates or in lieu thereof, confirmations of registration in uncertificated form by book-entry in direct registration of Parent’s transfer agent, representing the Parent Common Shares issued to Seller, and (g) any such other assignments, bills of sale, agreements, documents and certificates as may be contemplated hereby.

"Transfer Taxes" has the meaning set forth in Section 2.5.

"Union" has the meaning set forth in Section 3.8(b).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar Laws related to plant closings, relocations, mass layoffs and employment losses.

"Workers' Compensation Event" has the meaning set forth in Section 5.4(f).

ARTICLE II
SALE AND PURCHASE OF ASSETS; RELATED TRANSACTIONS

Section 2.1.        Sale and Purchase of Assets. On the terms and subject to the conditions and other provisions set forth in this Agreement, at the Closing, Seller will sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Liens (other than Permitted Liens), and Purchaser shall purchase, or cause such of its Affiliates to purchase, all of the assets, properties and rights of Seller used or useful in the operation of or associated with the Business, including the following assets, but excluding the Excluded Assets (subject to Section 2.2, the "Purchased Assets"):

(a)            Fixed Assets. All equipment, vehicles, furniture, furnishings, fixtures, computer hardware and all items of tangible personal property (the "Fixed Assets") identified on Schedule 2.1(a) (the "Purchased Fixed Assets");

(b)            Intellectual Property. All Intellectual Property and all rights to licensed Intellectual Property (the "Purchased Intellectual Property");

(c)            Accounts Receivable. All accounts receivable arising out of the Business (the "Purchased Receivables");

(d)            Prepaids. The prepaid expenses, advance payments (if any), and prepaid items of Seller arising out of the Business as set forth on Schedule 2.1(d) (the "Purchased Prepaids");

(e)            Contracts. Subject to Section 2.2(c) and Section 5.5, all of Seller's rights as of the Closing Date under all of the Contracts and other instruments specifically identified on Schedule 2.1(e) (the "Assumed Contracts");

(f)             Software. All of the Intellectual Property rights embodied in the software and firmware (including all source code, object code, design documentation and procedures for product generation and testing of all software and firmware), including those set forth on Schedule 2.1(f), together with all related remedies or infringement and rights to protect interests therein;

(g)            Leased Real Property. All fee, leasehold and other title to or interest in all Leased Real Property as identified on Schedule 2.1(g);

(h)            Domain Names; Numbers; Website. All of the Internet domain names, Internet and Worldwide Web URLs and addresses, registrations and applications therefor, telephone numbers, facsimile numbers and website content, including those items identified on Schedule 2.1(h);

(i)             Trade Secrets. All the inventions, unfiled invention disclosures, improvements, know-how and proprietary processes and formulae, and any tangible embodiments of the foregoing, including those set forth on Schedule 2.1(i);

(j)             Permits. All of the Permits issued in connection with the Business and pending applications therefor but only to the extent assignable by law, including those set forth on Schedule 2.1(j);

(k)            Claims. All claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all rights under or pursuant to any warranties, representations and guarantees made by vendors, contractors or other Persons in connection with any products or services provided to Seller in connection with the Business;

(l)             Other Assets. All other assets, tangible or intangible, rights, privileges or interests (other than the Excluded Assets), including those items set forth in Schedule 2.1(l);

(m)           Records. All books, records, manuals, files and other documentation, whether written, electronic or otherwise, in Seller’s current possession and control and that are used or held for use in the Business, including customer records, vendor lists, distributor lists, record and sample archives (including stored and/or retained materials and samples from previous studies), purchase and sale records, price lists, correspondence, quality control records, research and development files, drawings, blue prints, and designs but to the extent such records are not transferable under Legal Requirement, excluding Personnel records for Business Employees; provided, however, that Purchaser shall be entitled to make copies of any excluded records as it reasonably believes pertain to the Purchased Assets; and

(n)            Goodwill. All goodwill of the Business or associated with the foregoing Purchased Assets.

Section 2.2.        Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1, Seller will not be required to sell or transfer to Purchaser, and the Purchased Assets will not be deemed to include: (a) cash and cash equivalents and investments in stocks, bonds and other securities; (b) any Fixed Assets that are not listed on Schedule 2.1(a); (c) those Contracts that are set forth on Schedule 2.2(c) (the "Excluded Contracts"); (d) Seller's corporate records and minute book; (e) all Financial Statements, tax returns, and other tax records and related information of Seller for periods ending on or prior to the Closing (provided Seller shall provide copies thereof to Purchaser); (f) all insurance policies owned or maintained by Seller and all rights thereunder related to the Excluded Assets or Excluded Liabilities; (g) all claims for refund of Taxes and other governmental charges of whatever nature for all periods; (h) all rights in connection with and assets of the Employee Plans; (i) the rights of Seller under this Agreement and any of the related agreements; (j) all prepaid insurance or insurance benefits, including rights and proceeds therefrom, arising from or related to the Purchased Assets or the Assumed Liabilities prior to the Closing Date; and (k) the assets specifically identified on Schedule 2.2 (collectively, the "Excluded Assets").

Section 2.3.        Purchase Price.

(a)            No later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Purchaser a certificate setting forth (i) the calculation of the Estimated Net Working Capital as of the Closing Date, including the amount of Current Purchased Receivables and the amount of the Estimated Deficit Net Working Capital Payment or the Estimated Excess Net Working Capital Payment, as the case may be, if any, and (ii) the estimated amount of Indebtedness of the Company outstanding as of the Closing Date (the "Net Working Capital Certificate"). The amount of Closing Cash shall be determined based upon the information in the Net Working Capital Certificate.

(b)            As consideration for the sale of the Purchased Assets to Purchaser, Purchaser will:

(i)          pay at the Closing to Seller, by wire transfer of immediately available funds, an amount in cash equal to: (i) One Million Five Hundred Thousand Dollars ($1,500,000); plus (ii) the Estimated Excess Net Working Capital Payment, if any, less (iii) the Holdback Amount; less (iv) an amount equal to the Indebtedness of Seller outstanding as of the Closing which amount shall be paid to the Persons or bank accounts and in the amounts specified in the payoff letters delivered pursuant to Section 2.7(b), and less (v) the Estimated Deficit Net Working Capital Payment, if any (such amount, the "Closing Cash");

(ii)        issue at the Closing to Seller an unsecured subordinated promissory note in the form of Exhibit A in the initial principal amount of Eight Hundred Thousand Dollars ($800,000.00) (the "Seller Promissory Note");

(iii)       deliver at the Closing to Seller Two Hundred Forty Thousand (240,000) Common Shares of Parent (the "Parent Common Shares"); and

(iv)       assume at the Closing and agree to pay, perform and discharge on a timely basis the Assumed Liabilities.

Collectively, the aggregate value of the amounts paid or issued, as applicable, in clauses (a), (b), (c) and (d) above (subject to adjustment as set forth in Section 2.8 below), shall be referred to as the "Purchase Price".

(c)            The Holdback Amount (subject to adjustment as set forth in Section 2.8(g)) shall be paid to Seller as provided in Section 2.8(g), and the amount payable to Seller as provided therein shall bear interest from the Closing Date to the date it is paid at a rate of 1.5% per annum based on a year of 360 days and the number of days elapsed.

Section 2.4.        Assumed Liabilities.

(a)            Purchaser shall assume and agree to pay, perform and discharge on a timely basis only the following Liabilities of Seller (collectively, the "Assumed Liabilities"):

(i)         all of the Liabilities of Seller (excluding Liabilities for any breach or default that occurred prior to the Closing) related to future payment or performance under or relating to the Assumed Contracts (but not any liability arising out of or related to performance prior to the Closing); and

(ii)        the current Liabilities of Seller (including accounts payable and paid time off (PTO) or vacation owed by Seller to the Hired Employees for all periods prior to or ending on the Closing Date), to the extent of the amount reflected in the calculation of the Net Working Capital.

(b)            Except for the Assumed Liabilities, Purchaser shall not assume or be responsible for any Liabilities of any Selling Party or any ERISA Affiliate or other Affiliate of any Selling Party (or any predecessor of Seller or any prior owner of all or part of its business or assets) that are not expressly included in the definition of Assumed Liabilities (all such Liabilities not being assumed by Purchaser being herein referred to as the "Excluded Liabilities"). For the avoidance of doubt and without limiting the foregoing, the Excluded Liabilities include all Liabilities of any Selling Party, any ERISA Affiliate and their respective Affiliates: (i) for Taxes, (ii) with respect to the Business or the Purchased Assets, Taxes for any Tax period (or portion thereof) ending prior to the Closing Date, including, for the avoidance of doubt, the portion of any Straddle Period prior to the Closing Date (the "Pre-Closing Tax Period"), (iii) any Liability of any Selling Party for the unpaid Taxes of any Person under Regulation §1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise, (iv) relating to a Contract of Seller that is not an Assumed Contract, (v) arising under this Agreement, (v) arising during or related to a period prior to the Closing in connection with the Business; (vi) to the extent arising out of, relating to or otherwise in respect of any Employee Plan; (vii) related to prior performance under any Assumed Contract or that arises after the Closing but that relates to any breach or default that occurred prior to the Closing, (viii) to the extent arising out of, relating to or otherwise in respect of any Employee Plan relating to any events arising prior to Closing, (ix) with respect to any accrued wages or bonuses as of the Closing Date of the Business Employees, (x) relating to the termination of employment of any Business Employee(s) by Seller in connection with the transactions contemplated by this Agreement, including any severance payments or change of control payments, any obligations under applicable local, state, federal or foreign legal requirements (including the Worker Adjustment and Retraining Notification Act (WARN) and similar Legal Requirements and any applicable business transfer laws and similar Legal Requirements), (xii) relating to floating holidays, or sick leave, owed by Seller to the Business Employees for all periods prior to or ending on the Closing Date, (xiii) arising out of any Matters pending as of the Closing or that is commenced after the Closing to the extent arising from any occurrence or event happening prior to the Closing, (x) arising under or in connection with the Excluded Assets, (xiv) pursuant to Environmental Laws, including Liabilities arising from or related to (1) the condition or operation of any Leased Real Property prior to the Closing Date, (2) any other properties or facilities owned, operated, occupied and/or otherwise used by Seller or its Affiliates, or (3) the operation of the Business prior to the Closing Date, (xv) related to any Excluded Contract, (xvi) arising from any Indebtedness of Seller, (xvii) relating to any intercompany Liabilities or amounts due to Affiliates, whether current portion or otherwise, (xviii) related to such purchasing accruals or deferred compensation, or (xx) for any credit card indebtedness (provided that to the extent any Liabilities are included in the calculation of Net Working Capital, such Liabilities shall be Assumed Liabilities).

Section 2.5.        Transfer Taxes. Seller and Purchaser shall equally bear and pay all sales taxes, use taxes, transfer taxes, documentary charges, value added taxes, recording fees, filing fees or similar taxes, charges, fees or expenses that may become payable in connection with the sale or purchase of the Purchased Assets from Seller, the assumption by Purchaser of the Assumed Liabilities or any of the other transactions contemplated by this Agreement ("Transfer Taxes"). The party required by any Legal Requirement to file a tax return with respect to such Transfer Taxes shall do so within the time period prescribed by such Legal Requirement. Purchaser and Seller shall use commercially reasonable efforts, to the extent permitted by applicable Legal Requirements, to minimize any applicable Transfer Taxes.

Section 2.6.        Allocation of Purchase Price; Withholding.

(a)            For purposes of complying with the requirements of Section 1060 of the Code and the Treasury Regulations thereunder, the consideration for the Purchased Assets shall be allocated among the Purchased Assets in accordance with their respective fair market values as agreed to between Purchaser and Seller no later than 75 days after the Closing Date and provided in the allocation schedule (the "Allocation") (which Allocation shall be adjusted to reflect changes in the Net Working Capital and the Purchase Price in accordance with Section 2.8. For the avoidance of doubt, the Allocation shall not apply for purposes of GAAP.

(b)            Each party hereto agrees to prepare its federal, state and foreign income Tax Returns for all current and future tax reporting periods and file Form 8594 (and corresponding state forms) with respect to the purchase of the Purchased Assets in a manner consistent with the Allocation. If any state, federal or foreign taxing authority challenges the Allocation, the party receiving notice of such challenge shall give the other party prompt written notice of such challenge and the parties shall cooperate in good faith in responding to it in order to preserve the effectiveness of the Allocation.

(c)            Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall be entitled to deduct and withhold from any amounts payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold under or in respect of any provision of U.S. federal, state, local or non-U.S. Tax Law; provided, that prior to any such deduction and withholding, Purchaser shall provide Seller with two (2) Business Days' notice of its intent to deduct and withhold amounts from any such payments. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such amount was payable to prior to any such deduction or withholding. Upon the request of Seller, Purchaser shall reasonably cooperate with Seller to reduce or mitigate any such withholdings; provided, that such cooperation does not impose any material cost or other adverse consequence to Purchaser or any Affiliate of Purchaser.

Section 2.7.        Closing; Closing Deliveries; Conditions to Closing.

(a)            The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the first Business Day on which all conditions to Closing set forth in Section 2.7 have been satisfied or waived in writing by the applicable party (provided that no party shall have any obligation to grant such a waiver) or on such other date and at such other time as the parties shall mutually agree (the "Closing Date") and shall be effective as of 12:01 a.m. (Eastern Time) on the Closing Date. In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt. The parties hereto acknowledge and agree that all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any document executed or delivered until all have been taken, executed and delivered.

(b)            At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser, originals or copies, if specified, of the following:

(i)         the Assets, free of liens and encumbrances (after giving effect to the repayment of Indebtedness to be repaid at the Closing;

(ii)        one or more bills of sale (the "Bill of Sale"), transferring the tangible personal property included in the Purchased Assets to Purchaser in form reasonably acceptable to Seller and Purchaser;

(iii)       one or more assignment and assumption agreements (the "Assignment and Assumption Agreement") effecting the assignment to and the assumption by Purchaser of the Purchased Assets and the Assumed Liabilities in form reasonably acceptable to Seller and Purchaser;

(iv)       an affidavit in form reasonably acceptable to Seller and Purchaser duly executed by Seller, dated as of the Closing Date and in form and substance required under the treasury regulations issued pursuant to Section 1445 of the Code, so that Purchaser is exempt from withholding any portion of the Purchase Price payable to Seller hereunder;

(v)        certificates of good standing (or similar certificates) for Seller, dated not more than ten (10) calendar days prior to the Closing Date, issued by the Secretary of State of the State of Colorado and certificates of qualification to do business as a foreign corporation issued by the appropriate Governmental Authority of each jurisdiction in which the nature of the Business or the ownership of Purchased Assets in such jurisdiction would require Seller to be qualified to do business in such jurisdiction, each dated within ten (10) Business Days of the Closing;

(vi)       copies of resolutions adopted by the Shareholder and Board of Directors of Seller authorizing and approving the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Shareholder;

(vii)      copies of (i) the certified Articles of Incorporation (or equivalent) of Seller, including all amendments thereto, and (ii) the Bylaws (or equivalent) of the Seller, including all amendments thereto, each certified as true, complete and correct and in full force and effect on the Closing Date by the Shareholder;

(viii)     payoff letters for each instrument evidencing all outstanding Indebtedness of Seller from the obligees thereunder, as set forth on Schedule 2.7(b)(ix), setting forth the amounts necessary to pay off all such Indebtedness under such instrument as of the Closing Date along with the per diem interest amount with respect thereto, and evidence reasonably satisfactory to Purchaser of the release (or obligation to release upon payment of such secured Indebtedness) of all Liens (other than Permitted Liens) on the Purchased Assets and all UCC financing statements related thereto;

(ix)        the Consents set forth on Schedule 3.13(a);

(x)         An officer’s certificate, signed by a duly authorized officer of Seller and dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Section 2.7(d)(v), Section 2.7(d)(vii) and Section 2.7(d)(viii); and

(xi)        such other instruments and documents of further assurance reasonably necessary and typical for transactions similar to the transactions contemplated hereby.

(c)            At the Closing, Purchaser shall deliver (or cause to be delivered) to Seller the following agreements, documents and other items:

(i)         the Closing Cash;

(ii)        the Seller Promissory Note, duly executed by Purchaser;

(iii)       one or more certificates, or confirmations of registration in uncertificated form by book-entry in direct registration system of Parent's transfer agent, representing the Parent Common Shares to be issued to Seller at the Closing pursuant to Section 2.3(c) in form reasonably acceptable to Purchaser.

(iv)       a signed counterpart to the Assignment and Assumption Agreement in form reasonably acceptable to Seller and Purchaser;

(v)        a certificate of existence for the Purchaser and the Parent, dated not more than ten (10) calendar days prior to the Closing Date, issued by the Secretary of State of the State of Indiana;

(vi)       copies of resolutions adopted by Purchaser and Parent authorizing and approving the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, certified to be true, complete, correct and in full force and effect by the Secretary of Parent;

(vii)      copies of (i) the certified Articles of Incorporation (or equivalent) of Purchaser and Parent, including all amendments thereto, and (ii) the Bylaws (or equivalent) of each of Purchaser and Parent, including all amendments thereto, each certified as true, complete and correct and in full force and effect on the Closing Date by the Secretary of Parent

(viii)     An officer’s certificate, signed by a duly authorized officer of Purchaser and dated as of the Closing Date, certifying the fulfillment of the conditions set forth in Section 2.7(e)(v), Section 2.7(e)(vi) and Section 2.7(e)(vii); and

(ix)        such other instruments and documents of further assurance reasonably necessary and typical for transactions similar to the transactions contemplated hereby.

(d)            The obligation of Purchaser to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)         At or prior to the Closing, Purchaser shall have entered into a lease for the Main Building on terms and conditions mutually agreed between Purchaser and the Main Building Landlord that are no less favorable to Purchaser than the terms of the lease for the Main Building between Seller and the Main Building Landlord in existence on September 1, 2019 and that include an option to purchase the Main Building and the adjacent lot for $2,500,000, exercisable for 24 months after the Closing Date;

(ii)        At or prior to the Closing, Purchaser shall have entered into a lease for the Ranch Facility on terms and conditions mutually agreed between Purchaser and the Ranch Facility Landlord that are no less favorable to Purchaser than the terms of the lease for the Ranch Facility between Seller and the Ranch Facility Landlord in existence on September 1, 2019;

(iii)       At or prior to Closing, the Key Employees shall have delivered executed employment offer letters to Purchaser in the forms attached hereto as Exhibit C;

(iv)       Seller shall hold, and at the Closing shall transfer to Purchaser good, valid and marketable title to the Purchased Assets sold by it, free and clear of all Liens, claims and encumbrances of any kind or character whatsoever, except for Liens that have been approved by Purchaser;

(v)        there shall not have occurred any Material Adverse Change in the Business from the date of this Agreement through the Closing Date;

(vi)       all required approvals and authorizations, consents, approvals and permits from all Authorities required for the parties to carry out the transactions contemplated by this Agreement and in order for Purchaser to operate the Business in the Ordinary Course of Business after the Closing Date, shall have been received, in each case on terms and conditions reasonably satisfactory to Purchaser and all applicable waiting periods shall have expired;

(vii)      (A) The Fundamental Representations made by Seller shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except those Fundamental Representations made as of a specified date, which shall be measured only as of such specified date, and (B) each of the other representations and warranties made by Seller contained in this Agreement or in any certificate or other writing delivered by Seller pursuant hereto shall be true and correct in all material respects except that any such representation or warranty that includes any qualification as to "material", "materiality", or "Material Adverse Effect" (or any correlative terms) shall be true and correct in all respects as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date;

(viii)     Seller shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Seller at or before the Closing;

(ix)        There shall not be in effect on the Closing Date any writ, judgment, decree, injunction or similar order of any Authority or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement;

(x)         At or prior to the Closing, Seller, Purchaser and First Internet Bank shall have entered into a Subordination Agreement in form reasonably acceptable to Seller, Purchaser and First Internet Bank subordinating the Seller Promissory Note to the Purchaser and Parent senior secured financing from First Internet Bank;

(xi)        Seller shall have delivered to Purchaser, no later than five Business Days prior to the Closing Date, complete and final copies of the Schedules to this Agreement, the form and content of which shall be satisfactory to Purchaser in its sole discretion; and

(xii)       Seller shall have delivered all of the deliverables specified in Section 2.7(b).

(e)            The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)         At or prior to the Closing, Purchaser shall have entered into a lease for the Main Building on terms and conditions mutually agreed between Purchaser and the Main Building Landlord that are no less favorable to Purchaser than the terms of the lease for the Main Building between Seller and the Main Building Landlord in existence on September 1, 2019 and that includes an option to purchase the Main Building and the adjacent lot for $2,500,000, exercisable for 24 months after the Closing Date;

(ii)        At or prior to the Closing, Purchaser shall have entered into a lease for the Ranch Facility on terms and conditions mutually agreed between Purchaser and the Ranch Facility Landlord that are no less favorable to Purchaser than the terms of the lease for the Ranch Facility between Seller and the Ranch Facility Landlord in existence on September 1, 2019;

(iii)       At or prior to the Closing, Seller, Purchaser and First Internet Bank shall have entered into a Subordination Agreement in form reasonably acceptable to Seller, Purchaser and First Internet Bank subordinating the Seller Promissory Note to the Purchaser and Parent senior secured financing from First Internet Bank;

(iv)       At or prior to Closing, Purchaser shall have delivered executed employment offer letters to the Key Employees in the forms attached hereto as Exhibit C;

(v)        there shall not have occurred any material adverse change in the Parent’s business, operations or financial condition from the date of this Agreement through the Closing Date;

(vi)       all authorizations, consents, approvals and permits from all Authorities required for Seller to carry out the transactions contemplated by this Agreement shall have been received, in each case on terms and conditions reasonably satisfactory to Seller;

(vii)      (A) The Fundamental Representations made by Purchaser and Parent shall be true and correct in all respects, as of the date hereof and as of the Closing Date, except those Fundamental Representations made as of a specified date, which shall be measured only as of such specified date, and (B) each of the other representations and warranties made by Purchaser and Parent contained in this Agreement or in any certificate or other writing delivered by Purchaser or Parent pursuant hereto shall be true and correct in all material respects except that any such representation or warranty that includes any qualification as to "material", "materiality", or "Material Adverse Effect" (or any correlative terms) shall be true and correct in all respects as of the date hereof and as of the Closing Date, except for representations and warranties made as of a specified date, which shall be measured only as of such specified date;

(viii)     Purchaser shall have performed and complied, in all material respects, with the agreements, covenants and obligations required by this Agreement to be so performed or complied with by Purchaser at or before the Closing;

(ix)        There shall not be in effect on the Closing Date any writ, judgment, decree, injunction or similar order of any Authority or Law restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement; and

(x)         Purchase shall have delivered all of the deliverables specified in Section 2.7(c).

Section 2.8.        Working Capital Adjustment.

(a)            Not more than ninety (90) days following the Closing Date, Purchaser shall deliver to Seller a statement of the actual Net Working Capital determined as of the Closing Date (the "Net Working Capital Statement"). During such ninety (90) day period, Purchaser and Seller will cooperate so that Purchaser has control of and/or access to those work papers, books and records of Seller and access to such Personnel or Representatives of Seller as they may reasonably require for the purposes of preparing the Net Working Capital Statement. The Net Working Capital Statement shall be prepared in the manner and consistent with the basis, including the basis of calculation of individual line items and the determination of allowances and reserves, used to prepare Exhibit B and in a manner that fairly and accurately reflects the current assets and current liabilities included in the Purchased Assets and Assumed Liabilities, respectively, as of the Closing Date. For purposes of the determination of the Net Working Capital Statement, any Purchased Receivables that remain unpaid on the 85th day following the Closing Date shall be excluded from the current assets that are included in the Net Working Capital Statement, and Purchaser shall promptly assign all of such unpaid Purchased Receivables to Seller (the “Reassigned Receivables”). Upon such assignment, the Reassigned Receivables and all proceeds therefrom shall be the property of Seller, and, in the event Purchaser receives payment on any of the Reassigned Receivables, Purchaser shall promptly deliver the same to Seller in kind and until so delivered shall hold such payment in trust for Seller.

(b)            Following the delivery by Purchaser of the Net Working Capital Statement, Seller and its Representatives shall be given all such access as they may reasonably request during Purchaser's normal business hours (or such other times as the parties may agree) and upon reasonable advance notice to those books and records of Purchaser and access to such Personnel or Representatives of Purchaser they may reasonably require for the purposes of resolving any disputes or responding to any matters or inquiries raised concerning the Net Working Capital Statement or the calculation of the Net Working Capital as proposed by Purchaser.

(c)            Seller shall have thirty (30) days following the date of delivery of the Net Working Capital Statement to provide Purchaser with a written certificate confirming that the Net Working Capital as proposed by Purchaser is acceptable (the "Confirmation Certificate") or notifying Purchaser in writing of any good faith objections to the calculation of the Net Working Capital as proposed by Purchaser (a "Dispute Notice") setting forth a reasonably specific and detailed description of such objections. If a Confirmation Certificate is delivered by Seller pursuant to this Section 2.8(c) (or if Seller fails to timely deliver either a Confirmation Certificate or a Dispute Notice), the Net Working Capital proposed by Purchaser shall be binding on the parties hereto.

(d)            If Seller objects to the Net Working Capital Statement or Purchaser's calculation of the Net Working Capital, as reflected in a Dispute Notice, Seller, on the one hand, and Purchaser, on the other, shall attempt in good faith to resolve any such objection within thirty (30) days of the receipt by Purchaser of such Dispute Notice.

(e)            If Purchaser and Seller are unable to resolve any such dispute within such thirty (30) day period, Purchaser and Seller (either together or separately) shall be entitled to submit the dispute to an Independent Accounting Firm. Each of the parties hereto shall, and shall cause their respective Representatives to, provide full cooperation to the Independent Accounting Firm. The Independent Accounting Firm shall (i) consider only those matters as to which there is a dispute between the parties hereto, and (ii) be instructed to reach its conclusions regarding any such dispute within thirty (30) days after its appointment and provide a written explanation of its decision. In the event that Purchaser and Seller shall submit any dispute to an Independent Accounting Firm, each such party may submit a "position paper" to the Independent Accounting Firm setting forth the position of such party with respect to such dispute, to be considered by such Independent Accounting Firm as it deems fit. The fees and disbursements of the Independent Accounting Firm acting under this Section 2.8(e) shall be apportioned between Seller and Purchaser (as determined by the Independent Accounting Firm) based on the total dollar value of disputed exceptions resolved in favor of each such party, with each such party bearing such percentage of the fees and disbursements of the Independent Accounting Firm as the aggregate disputed exceptions resolved against that party bears to the total dollar value of all disputed exceptions considered by the Independent Accounting Firm. The Independent Accounting Firm's determination of Net Working Capital shall not be less than the amount proposed by Purchaser in the Net Working Capital Statement nor shall it be greater than the amount proposed by Seller in the Dispute Notice.

(f)            If Seller does not deliver a Dispute Notice in accordance with the procedures set forth in Section 2.8(c) (i.e., within the thirty (30) day period specified therein), the Net Working Capital Statement (together with Purchaser's calculation of the Net Working Capital) shall be deemed to have been accepted by the parties hereto and such calculation of the Net Working Capital shall be binding. In the event that Seller delivers a Dispute Notice in accordance with the provisions above and Purchaser and Seller are able to resolve such dispute by mutual agreement, the Net Working Capital Statement, together with the calculation of the Net Working Capital, as modified by the mutual agreement of parties hereto, shall be deemed to have been accepted by the parties and such revised calculation of the Net Working Capital shall be binding on the parties for all purposes hereof. In the event that Seller delivers a Dispute Notice in accordance with the provisions set forth above and Purchaser and Seller are unable to resolve such dispute by mutual agreement, the determination of the Independent Accounting Firm shall be final and binding on the parties hereto, and the Net Working Capital Statement, together with the calculation of the Net Working Capital, as modified by the report of the Independent Accounting Firm, shall be deemed to have been accepted by the parties hereto and such revised calculation of the Net Working Capital shall be final and binding on the parties for all purposes hereof.

(g)            Within five (5) Business Days after the determination of the actual Net Working Capital becomes final and binding, (i) if the actual Net Working Capital is less than the Estimated Net Working Capital as of the Closing Date (a "Final Net Working Capital Deficit"), Purchaser shall be entitled to reduce the Holdback Amount by the amount of such Final Net Working Capital Deficit and thereafter pay to Seller such reduced Holdback Amount and any accrued interest on such reduced Holdback Amount; provided that, in the event that the amount of such Final Net Working Capital Deficit is greater than the Holdback Amount, the Holdback Amount shall be reduced to zero and Seller shall pay Purchaser the difference between the amount of such Final Net Working Capital Deficit and the Holdback Amount, plus interest on such difference at the rate of 1.5% per annum based on a 360-day year and the number of days elapsed; and (ii) if the actual Net Working Capital is greater than the Estimated Net Working Capital, Purchaser shall pay Seller the Holdback Amount, plus accrued interest on the Holdback Amount, plus the difference between the actual Net Working Capital and the Estimated Net Working Capital and interest on such difference at the rate of 1.5% per annum based on a 360-day year and the number of days elapsed.

Section 2.9.       Prorations. All Taxes, assessments, utilities, insurance, rents and water charges for any leased premises that is the subject of an Assumed Contract will be prorated as of the Closing Date between Purchaser and Seller at Closing. At Closing, Purchaser will pay and reimburse Seller for the total amount of all prepaid rents, security deposits (and any accrued interest), any other prepaid occupancy expenses and any other prepaid expenses related to the Purchased Assets or Assumed Liabilities paid by Seller on or before the Closing in connection with any period after the Closing. Following Closing, Seller will reimburse Purchaser for the total amount of any occupancy expenses charged to Purchaser after Closing by landlords of any leased premises that is the subject of an Assumed Contract that relate to any period prior to the Closing, such as annual reconciliations for common area maintenance charges and real estate taxes.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLING PARTIES

Each Selling Party, on a joint and several basis (except with respect to Section 3.12(b)-(d), which are made on a several, and not joint and several, basis), represents and warrants to Purchaser, except as set forth in the Disclosure Schedules, as follows:

Section 3.1.       Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization. Seller has delivered to Purchaser true, complete and correct copies of each of its articles of incorporation and bylaws or comparable organizational documents as in effect on the date hereof.

Section 3.2.       Title to Assets.

(a)            Seller has good, marketable and valid title to the Purchased Assets, free and clear of any security interest, mortgage, pledge, lien (including liens under any mortgage or deed of trust, mechanic's or materialmen's liens and judgment liens), option, debt, charge, encumbrance, covenant or restriction of any kind or character (collectively, "Liens"), except for (a) any Lien for current Taxes not yet due and payable and other liens that will be released at Closing, (b) liens and encumbrances arising under the Assumed Contracts, (c) minor liens and encumbrances that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value of the Purchased Assets subject thereto and which do not secure the payment of any amounts owed, or (d) any Lien under the Transaction Documents ((a) – (d) collectively, the "Permitted Liens").

(b)            The Purchased Assets constitute substantially all of the properties, assets and leasehold estates, real, personal and mixed, tangible and intangible, comprising or used in the operation of or associated with the Business and are sufficient for Purchaser to conduct the Business from and after the Closing Date without interruption and in the ordinary course of business, as it has been conducted by Seller.

Section 3.3.        Accounts Receivable; Prepaid Amounts.

(a)            All of the Purchased Receivables represent valid obligations of customers of Seller arising in the ordinary course of business and in connection with bona fide transactions and are payable on ordinary terms. Except to the extent expressly included in the reserves for doubtful or uncollectible accounts reflected in the calculation of Net Working Capital, all Purchased Receivables are good and collectible at the aggregate recorded amounts thereof, and none of the Purchased Receivables are subject to any defense or any claim of offset, recoupment, setoff or counter claim. None of the Purchased Receivables is subject to prior assignment.

(b)            The Purchased Prepaids represent advance payments in respect of expenses that could reasonably be expected to be incurred in connection with the Business. The Purchased Prepaids arose in the ordinary course of business, consistent with past practices, and have been paid to a Person with whom Seller deals at arm's length. Purchaser will be entitled to the benefit of the Purchased Prepaids after the Closing.

Section 3.4.           Intellectual Property.

(a)            Schedule 3.4(a) sets forth a list of all unexpired patents, pending patent applications, registered trademarks, registered service marks, pending trademark or service mark applications and internet domain names licensed to, applied for or registered in the name of, Seller, or in which Seller has any rights, and all material copyright registrations or pending applications therefor owned by Seller, including the application or registration number, the jurisdiction and the record owner (the "Listed Intellectual Property"). No registration relating thereto (if any) has lapsed, expired or been abandoned or canceled or is the subject of cancellation proceedings. Seller owns adequate rights or possesses adequate and enforceable license rights, (i) free and clear of all Liens (other than Liens to be released at the Closing), to use all Listed Intellectual Property (except in each case as enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar Laws affecting creditors' rights generally and by general principles of equity) and (ii) to use all other material intellectual property (including patents, patent applications, patent disclosures and related patent rights (including any continuations, divisions, reissues, reexaminations, renewals, or extensions thereof); trademarks, trademark registrations, trademark applications, trade dress rights, trade names, service marks, service mark registrations and service mark applications; copyrights, copyright registrations and copyright applications; mask work rights, mask work registrations and mark work applications; Internet domain names, Internet and World Wide Web URLs or addresses and registrations or applications therefor; inventions, unfiled invention disclosures, improvements, trade secrets, know-how and proprietary processes and formulae; moral and economic rights of authors and inventors, however denominated; and any tangible embodiments of the foregoing) necessary to permit Seller to conduct its business as currently conducted (the Listed Intellectual Property, such other intellectual property rights and all worldwide statutory and common law rights associated therewith, the "Intellectual Property"). Seller has not infringed on or misappropriated and is not now infringing on or misappropriating any intellectual property right belonging to any Person. No claim is pending or, to Seller's Knowledge, threatened to the effect that any Intellectual Property owned by Seller is invalid or unenforceable. To Seller's Knowledge, no Person is infringing or violating any of the Listed Intellectual Property or any other material Intellectual Property of Seller.

(b)            Schedule 3.4(b) lists all material Intellectual Property necessary for the conduct and operation of the Business as presently conducted.

(c)            The Intellectual Property (other than inventions, trade secrets, manufacturing and production processes and techniques, formulas and confidential business and technical information rights and any other Intellectual Property not material to the operation of the Business) owned by Seller has been duly registered or is the subject of a filing duly made with the relevant Governmental Authority, domestic or foreign. All such registrations, filings and other actions remain in full force and effect.

(d)            To Seller’s knowledge, no Personnel or independent contractor of Seller has contributed to or participated in the discovery, creation or development of any Intellectual Property on behalf of Seller except for such discoveries, creations or development activities by employees of Seller in the course of their employment.

(e)            The Information Systems are fully operational and functioning consistent with the purposes for which they have been designed, are free from significant defects or programming errors, and conform in all material respects to the written documentation and specifications therefor, if any. Seller owns or possesses a royalty free license to use all Intellectual Property necessary to operate the Information Systems, without any known conflict with, or infringement of, the rights of others. None of the Information Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any intellectual property rights of the supplier thereof or any other Person. There are no upgrades or additions required to be made to the Information Systems to meet the demands of the Business and its operations for the 12 months after the Closing.

Section 3.5.        Material Contracts.

(a)            Schedule 3.5(a) lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (together with all Leases listed in Schedule 2.1(g) and all Intellectual Property licenses listed in Schedule 3.4(a), collectively, the "Material Contracts"):

(i)         any Contract (or group of related Contracts) for the furnishing or receipt of products or services, in each case, the performance of which will extend over a period of more than one year or which provides for annual payments to or by the Company in excess of $10,000;

(ii)        (A) any capital lease or (B) any other lease or other Contract relating to equipment and machinery providing for annual rental payments in excess of $10,000, under which any such equipment and machinery are held or used by the Company;

(iii)       any Contract, other than leases relating to equipment and machinery, relating to the lease or license of any Purchased Assets, including any Purchased Intellectual Property, other than commercial off-the-shelf software;

(iv)       any Contract relating to the Purchased Intellectual Property, including, without limitation, Contracts relating to the development of such Purchased Intellectual Property, other than commercial off-the-shelf software;

(v)        any Contract relating to the acquisition or disposition of (i) any business of Seller (whether by merger, consolidation, or other business combination, sale of securities, sale of assets or otherwise), or (ii) any asset of Seller, other than in the ordinary course of business;

(vi)       any Contract under which Seller is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (A) acquisition or disposition of assets or securities, (B) merger, consolidation or other business combination, or (C) series or group of related transactions or events of the type specified in clauses (A) and (B) above;

(vii)      all employment, severance, consulting, bonus, profit-sharing, percentage compensation, deferred compensation, pension, welfare, retirement, equity purchase or equity option plans and agreements and commitments with or relating to the Personnel (current or former) or Affiliates of Seller;

(viii)     any Contract (or group of related Contracts) (A) under which Seller has created, incurred, assumed or guaranteed any Indebtedness in excess of $10,000 or (B) under which Seller has permitted any of its assets to become encumbered;

(ix)        any Contract under which any Person has guaranteed any Indebtedness;

(x)         any Contract relating to any joint venture, partnership, limited liability company, strategic alliance or sharing of profits or losses with any Person;

(xi)        any Contract containing covenants purporting to limit the freedom of Seller or any of its Personnel (current or former) to compete in any business or in any geographic area;

(xii)       any Contract relating to confidentiality (whether Seller is subject to or the beneficiary of such obligations);

(xiii)      any agency, dealer, distributor, sales representative, service provider, consignment, marketing or similar Contract;

(xiv)      Any Personal Property Lease that requires annual payments of more than $10,000.

(xv)      any Contract requiring payments or distributions to the Shareholder or Personnel of Seller (current or former), or any relative or Affiliate of any such Person;

(xvi)     any Contract not made in the ordinary course of business;

(xvii)    any Contract providing for termination, retention, change in control or similar payments to any Personnel of Seller;

(xviii)   any Contract that provides any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of Seller, including any Contract which contains a "most favored nation" provision; and

(xix)      any other Contract (or group of related Contracts) the performance of which involves consideration in excess of $10,000 over the life of such Contract.

(b)            Seller has provided Purchaser with true and complete copies of all written Material Contracts and each amendment, supplement, waiver or modification thereto. Except as provided in Schedule 3.5(a), Seller is not a party to any oral Material Contract. All of the Material Contracts identified on, or required to be identified on Schedule 3.5(a) are legal, valid, binding obligations of Seller and enforceable in accordance with their respective terms with respect to Seller, and to Seller's knowledge, with respect to each other party to such Material Contracts, and are in full force and effect and shall continue to be in full force and effect on identical terms following the consummation of the transactions contemplated hereby. Neither Seller nor any other party thereto, has breached any provision of, or is in default under the terms of, nor does any condition exist which, with or without notice or lapse of time, or both, would cause Seller or any other party, to be in default under any of the Material Contracts or would constitute a breach or default or permit termination, modification or acceleration under any such Material Contract. Seller has not (i) received any notice of cancellation or termination or change in material terms (including, pricing, term and volume) of any such Material Contract or (ii) during the two (2) years prior to the Closing Date, obtained or granted any waiver of or under any provision of any such Material Contract, except for routine waivers granted or sought in the ordinary course of business. Except for Contracts requiring the Consents set forth on Schedule 3.13(a), the consummation of the transactions contemplated by this Agreement shall not afford any other party the right to terminate, modify or renegotiate any Material Contract.

Section 3.6.       Title; Equipment; Condition of Fixed Assets.

(a)            Seller has good and marketable title to all of the items of personal property included as Purchased Assets and used in the Business by Seller, free and clear of all Liens, other than Permitted Liens. Seller holds good and transferable interests in all such personal property that is physically located at the places of Business and is owned outright by Seller or is validly leased by Seller.

(b)            Schedule 3.6(b) sets forth all leases of personal property ("Personal Property Leases") relating to the property used by Seller in the Business or to which Seller is a party or by which any of the properties or assets of Seller is bound. All of the items of personal property under the Personal Property Leases are in the condition required of such property by the terms of the lease applicable thereto during the term of the lease. Seller has delivered to the Purchaser true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements thereto.

(c)            Seller is not in breach or default under any Personal Property Lease and each of the Personal Property Leases is in full force and effect. Seller has not received or given any written notice of any default or event that with notice or lapse of time, or both, would constitute a material default by Seller under any of the Personal Property Leases, and to Seller's knowledge, no other party is in default thereof. No party to the Personal Property Leases has exercised any termination rights with respect thereto.

(d)            All items of personal property included in the Purchased Fixed Assets are in reasonably good operating condition and repair, ordinary wear and tear excepted, and have been maintained in accordance with good industry practices.

(e)            Schedule 3.6(e) sets forth certain surgical equipment owned by customers of Seller and used by such customers in their performance of surgical studies on Seller’s premises ("Client Personal Property"). Seller and such customers have verbally agreed to arrangements under which (i) Seller stores the Client Personal Property on Seller’s premises for the benefit of the owner clients and (ii) when the Client Personal Property is not in use by Seller’s customers, Seller may use the Client Personal Property for its own uses, as long as Seller purchases and provides any disposable supplies necessary for such Client Personal Property. The Parties agree that the verbal agreements related to the Client Personal Property are not Material Contracts.

Section 3.7.       Compliance with Legal Requirements. Except as set forth in Schedule 3.7, Seller is in compliance in all material respects with all Legal Requirements relating to the use of the Purchased Assets or applicable to the operation of the Business. Since January 1, 2015, Seller has not received any written notice from any Governmental Authority alleging any failure to comply with any Legal Requirement relating to the use of the Purchased Assets or applicable to the operation of the Business. Seller is not, to Seller's Knowledge, under investigation by a Governmental Authority with respect to any violation of any Legal Requirement relating to the Purchased Assets or the Business.

Section 3.8.       Employee Matters.

(a)            Schedule 3.8 correctly sets forth the name and current annual salary of each employee of Seller and whether any employees are absent from active employment, including, but not limited to, leave of absence or disability. Except as set forth on Schedule 3.8, (a) Seller has complied with all Legal Requirements relating to the employment of labor (including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, immigration and the payment of social security and other Taxes), and Seller does not have any material labor relations problems (including any union organization activities, threatened or actual strikes or work stoppages or material grievances) against Seller, (b) Seller has not committed any unfair labor practices, (c) None of the employees of Seller are subject to any non-compete, nondisclosure, confidentiality, employment, consulting or similar agreements relating to, affecting or in conflict with the present or proposed business activities of Seller except for agreements between Seller and its present and former employees, (d) all individuals characterized and treated by Seller as consultants or independent contractors are properly treated as independent contractors under all applicable Legal Requirements and (e) all employees of Seller classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Seller does not have any foreign national employees.

(b)            Seller is not, and has not been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, "Union"), and there is not, and has not been for the past five years, any Union representing or purporting to represent any employee of Seller, and, to Seller's Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining.

(c)            Seller has not, in the past five years, effectuated (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility, nor has Seller been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Legal Requirement. None of the Business Employees has suffered an "employment loss" (as defined in the WARN Act) during the previous six (6) months.

Section 3.9.       Employee Benefits.

(a)            Schedule 3.9 sets forth a list of all Employee Plans (individually referred to as a "Seller Plan"). Seller has furnished to Purchaser (i) accurate and complete copies of all documents constituting each Seller Plan to the extent currently effective, including all amendments thereto and all related trust documents (or, in the case of any unwritten Seller Plans, written descriptions thereof), (ii) the three most recent annual reports (Form 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Seller Plan, (iii) if a Seller Plan is funded, the most recent annual and periodic accounting of such Seller Plan's assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Seller Plan, (v) all material written contracts relating to each Seller Plan to the extent currently effective, including administrative service agreements and group insurance contracts, (vi) all testing results and documentation under Code Sections 415, 410(b), 414(s), 401(k) and 401(m) for each Seller Plan, as applicable, for the three immediately preceding plan years and (vii) all material correspondence within the past three years to or from any governmental authority relating to any Seller Plan.

(b)            Each Seller Plan has been established, administered and maintained, in all material respects, in accordance with its terms and in material compliance with all applicable Legal Requirements (including ERISA and the Code). Each Seller Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a pre-approved prototype or volume submitter plan, can rely on an opinion letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable, nor has such revocation or unavailability been threatened. Nothing has occurred with respect to any Seller Plan that has subjected or could reasonably be expected to subject Seller to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Seller Plan have been timely paid in accordance with the terms of such Seller Plan and all applicable Legal Requirements and accounting principles.

(c)            Neither Seller nor any of its ERISA Affiliates has: (i) incurred, or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA or related provisions of the Code relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; or (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(d)            With respect to each Seller Plan: (i) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" as defined in Section 3(40) of ERISA; (ii) to Seller’s Knowledge, no litigation has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (v) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(e)            Neither Seller nor any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Seller Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f)             Neither Seller nor any ERISA Affiliate (nor any predecessor thereof) contributes to, is required to contribute to (on a contingent basis or otherwise) or has in the past contributed to or been required to contribute to, or has any Liabilities with respect to, any multiemployer plan, as defined in Section 3(37) of ERISA.

(g)            There is no pending or, to Seller's Knowledge, threatened Matter relating to a Seller Plan (other than routine claims for benefits) and no Seller Plan has, within the six years prior to the date hereof, been the subject of an examination or audit by a governmental authority or the subject of an application or filing under or is a participant in an amnesty, voluntary compliance, self-correction or similar program sponsored by any governmental entity.

(h)            There has been no amendment to, announcement by Seller relating to or change in employee participation or coverage under any Seller Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, independent contractor or consultant, as applicable.

(i)             Each Seller Plan that is subject to Section 409A of the Code has been operated in material compliance with such section and all applicable regulatory guidance (including notices, rulings and proposed and final regulations).

(j)             The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event, including a subsequent termination of employment or service) entitle any employee or independent contractor of Seller to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Seller Plan. There is no contract covering any employee or other service provider of Seller that, considered individually or considered collectively with any other such contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. There is no contract by which Seller is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Schedule 3.9(j) sets forth an accurate and complete list of all of the contracts which give rise to an obligation to make or set aside amounts payable to or on behalf of the officers of Seller as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (whether by Seller or the officer), true and complete copies of which have been previously provided to Purchaser.

(k)            Neither Seller nor any ERISA Affiliate has any current or projected liability in respect of post-employment or post-retirement health, medical or life insurance benefits for retired, former or current employees of Seller or any ERISA Affiliate, except as required to avoid excise tax under Section 4980B of the Code or except for the continuation of coverage through the end of the calendar month in which termination from employment occurs. No condition exists that would prevent Seller or any ERISA Affiliate from amending or terminating any Seller Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

(l)             Neither Seller nor any ERISA Affiliate (nor any predecessor thereof) sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Seller Plan which is maintained for the benefit of any employee or service provider (or former employee or service provider) who performs services outside the United States.

(m)            Seller has complied in all material respects with the health care coverage continuation requirements of COBRA, to the extent applicable.

(n)            Seller has complied with the applicable provisions of the Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 (collectively, the "ACA") including all provisions of the ACA applicable to the Business Employees, including the employer shared responsibility provisions relating to the offer of "minimum essential coverage" to "full-time" employees that is "affordable" and provides "minimum value" (as defined in Code Section 4980H and related regulations) and the applicable employer information reporting provisions under Code Sections 6055 and 6056 (and all related regulations). For the avoidance of doubt, on and after January 1, 2015, Seller has offered "minimum essential coverage" (as defined under Code Section 5000A(f)(1)(B)) to the Business Employees who are classified as "full-time employees" under Code Section 4980H and their dependents in accordance with such Code section and applicable regulations. Such minimum essential coverage has been "affordable" and has provided "minimum value" (each within the meaning of Code §36B(c)(2)(C) and §4980H(b) and related regulations). Seller has complied with applicable information reporting requirements under Code Sections 6055 and 6056 (and all applicable regulations) with respect to the Business Employees and their dependents.

Section 3.10.     Certain Liabilities. As of the date of this Agreement, Seller has no Liabilities relating to the Purchased Assets or the Business other than (a) Liabilities incurred in the ordinary course of business and consistent with past practices incurred since January 1, 2019, (b) Liabilities set forth in the Financial Statements, and (c) Liabilities that would not be required to be disclosed on a balance sheet prepared in accordance with GAAP and which are not, individually or in the aggregate, material to Seller or the Business.

Section 3.11.     Legal Proceedings.

(a)            There is no Matter pending or, to Seller's Knowledge, threatened against Seller, or to which Seller is otherwise a party, nor to Seller's Knowledge is there any reasonable basis for any such Matter.

(b)            There is no Matter pending or, to Seller's Knowledge, threatened against Seller that challenges or could reasonably be expected to affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents or result in a Material Adverse Effect.

(c)            Seller is not subject to any Order, and Seller is not in breach of any Order.

(d)            Seller is not engaged in any legal action to recover monies due it or for Damages sustained by it.

(e)            To Seller's Knowledge, no investigation is threatened or contemplated by any Governmental Authority in respect of the Business or the Purchased Assets.

Section 3.12.     Authority; Binding Nature of Agreement.

(a)            Seller has all necessary corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Seller of this Agreement and the Transaction Documents have been duly authorized by all necessary action on the part of Seller, its Board of Directors and the Shareholder. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by Seller and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which Seller is a party will constitute, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b)            The Shareholder has all necessary authority and legal capacity to execute and deliver this Agreement and the Transaction Documents to which he is a party and to perform his respective obligations under this Agreement and the Transaction Documents to which he is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Transaction Document to which the Shareholder is a party will be at or prior to Closing duly and validly executed and delivered by the Shareholder and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which the Shareholder is a party will constitute, the valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)            Each Selling Party being issued any Parent Common Shares, whether directly by Parent or indirectly following a distribution by Seller (each, a "Recipient") is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, under the Securities Act. Such Recipient is acquiring the Parent Common Shares for investment for such Recipient's own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof. Such Recipient further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Parent Common Shares. Such Recipient acknowledges that the Parent Common Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Recipient is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares subject to the satisfaction of certain conditions. Such Recipient has such knowledge and experience in financial and business matters so that Recipient is capable of evaluating the merits and risks of its investment in the Parent. Such Recipient has had an opportunity to ask questions of, and receive answers from, the officers of the Parent concerning the Parent's business, management and financial affairs, which questions were answered to such Person's complete and total satisfaction. Such Recipient has received all the information it considers necessary or appropriate for deciding whether to acquire the Parent Common Shares. Except as set forth herein, such Recipient is not relying on any statements or representations of the Parent or its agents for legal advice with respect to the acquisition of Parent Common Shares.

(d)            Each Recipient acknowledges that, to the extent applicable, each certificate evidencing the Parent Common Shares shall be endorsed with the legends substantially in the form set forth below, as well as any additional legend imposed or required by the Parent's Bylaws or applicable state securities laws:

THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE ISSUER HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

Section 3.13.     Non-Contravention; Required Consents.

(a)            Except as set forth on Schedule 3.13(a), the execution and delivery by Seller of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by Seller with any of the provisions hereof or thereof will not result in any violation or breach of, or conflict with or cause a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Seller under any provision of: (i) the certificate of formation or operating agreement or other charter or organizational documents of Seller; (ii) any Assumed Contract or Permit to which Seller is a party or by which any of the properties or assets of Seller are bound; (iii) any Order applicable to Seller or by which any of the properties or assets of Seller are bound; or (iv) any applicable Legal Requirement.

(b)            Except as set forth on Schedule 3.13(a), no Consent, Permit or authorization of or filing with, or notification to, any Person or Governmental Authority is required on the part of Seller in connection with (i) the execution and delivery of this Agreement or the Transaction Documents, the compliance by Seller with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking by Seller of any action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness immediately following the Closing of any Assumed Contract or material Permit.

Section 3.14.     Financial Statements.

(a)            Seller's fiscal year ends on December 31 of each year. Schedule 3.14(a) contains true and complete copies of the (i) internally prepared balance sheet and statements of income and shareholder's equity of the Business as of, and for the annual periods ended, December 31, 2018 and 2017 (the "Annual Statements"), and (ii) the unaudited balance sheets and statements of income of the Business as of, and for the period ended September 30, 2019 (the "Interim Statements," and collectively with the Annual Statements, the "Financial Statements").

(b)            Each of the Financial Statements was prepared from the books and records of the Company substantially in accordance with GAAP applied on a consistent basis throughout the periods indicated and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Seller as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein; provided, however, that the Interim Statements are subject to normal year-end adjustments and lack footnotes.

(c)            Except as and to the extent set forth on the most recent balance sheet of Seller included in the Interim Statements (the "Most Recent Balance Sheet"), Seller has no liability or obligation (whether accrued, absolute, contingent or otherwise) required to be disclosed in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the Most Recent Balance Sheet or liabilities permitted or required to be undertaken or incurred in accordance with this Agreement.

(d)            Seller maintains a standard system of accounting established and administered in substantial accordance with GAAP standards. Seller maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in substantial conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Seller has no written policies, manuals and other documents promulgating, such internal accounting controls.

(e)            Since January 1, 2015: (i) neither Seller nor, to Seller's Knowledge, any manager, officer, employee, auditor, accountant, or representative of Seller, have received any written complaint or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Seller or its internal accounting controls, including any such complaint or claim that Seller has engaged in illegal accounting or auditing practices; (ii) no attorney representing Seller, whether or not employed by Seller, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Seller or any of its officers, managers, employees or agents to Seller's board of managers or any committee thereof, Seller's accountants (in any written response letter) or, to Seller's Knowledge, to any manager or officer of Seller; and (iii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of Seller's chief executive officer, chief financial officer, general counsel, board of directors or any committee thereof.

Section 3.15.     Taxes. All Tax Returns required to be filed by Seller with respect to the Business and the Purchased Assets for all taxable periods ending prior to the date hereof have been or will be duly and timely (within any applicable extension periods) filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed and have been prepared in material compliance with applicable Legal Requirements. All Taxes that are due and payable with respect to the Business, including any applicable sales taxes with respect to sales of products, have been timely paid. All Taxes that Seller is required to withhold or collect pursuant to Legal Requirements have been duly and timely withheld or collected and have been timely paid over to the appropriate Governmental Authority to the extent due and payable. All Taxes required to be withheld or collected by Seller on or prior to the Closing Date from the Hired Employees (including Persons designated as independent contractors) have been properly withheld and, if required on or prior to the Closing Date, have been or will be deposited with, or paid as directed by, the appropriate Governmental Authority. There are no audits of Tax Returns of Seller pending or, to Seller's Knowledge, threatened, and all past audits of Tax Returns of Seller, if any, have been settled. There are no deficiencies proposed or assessed as a result of any pending audit. Seller is not a party to any pending or, to Seller's Knowledge, threatened action or proceeding against Seller for the assessment or collection of Taxes by any Governmental Authority, and to Seller’s Knowledge, there is no basis for any such action or proceeding. There are no Liens on the Purchased Assets for Taxes (other than Taxes that are not yet due and payable). Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax assessment or deficiency. Seller is not the beneficiary of any extension of time within which to file any Tax Return with respect to the Business. No claim has ever been made by an authority in a jurisdiction where Seller does not file Tax Returns that the Business is or may be subject to taxation by that jurisdiction. Seller has not been a party to any "listed transaction", as defined in Code §6707A(c)(1) and Reg. §1.6011-4(b). Seller has made available complete copies of all material Tax Returns relating to the Purchased Assets or the Business relating to the taxable periods that ended after December 31, 2014. Seller is and at all times since inception has been, treated and properly classified as a Subchapter S corporation for federal, state and local income tax purposes. The Shareholder is a United States person as defined in the Code. None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Code §280G. The Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662. Seller is not a party to any Tax allocation or sharing agreement. Seller has (A) never been a member of an affiliated group (within the meaning Section 1504(a) of the Code or any similar provision of state, local, or foreign law) filing a consolidated income Tax Return, and (B) no liability for the Taxes of any Person under Treasury Regulations §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee, successor, by contract, or otherwise.

Section 3.16.     Permits. Except as set forth in Schedule 3.16, Seller is in possession of all Permits reasonably necessary for Seller to own, lease and operate its properties or to carry on its business as it is now being conducted. As of the date of this Agreement, no suspension or cancellation of any of such Permits is pending or, to Seller's Knowledge, threatened. Seller is not, in any material respect, in conflict with, or in default, breach or violation of any such Permit.

Section 3.17.     Subsequent Events. From the date of the Most Recent Balance Sheet until the date of this Agreement, (a) Seller has conducted the Business in the ordinary course of business and (b) there has not been, with respect to the Business, any event, change, occurrence or circumstance that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or could reasonably be expected to have, a Material Adverse Effect. Without limiting the generality of the foregoing, since the date of the Most Recent Balance Sheet, Seller has not: (a) sold, leased, transferred, pledged, encumbered or assigned any of the assets of the Business outside the ordinary course of business; (b) entered into any Material Contract (or series of related Material Contracts) other than in the ordinary course of business; (c) accelerated, terminated, modified or canceled any Material Contract (or Contract that would have been a Material Contract had it not been terminated or canceled) except in the ordinary course of business and, to Seller's knowledge, no other party has done so as a result of any default by Seller; (d) accelerated, waived, wrote-off or canceled the payment of any accounts receivable outside the ordinary course of business; (e) canceled, compromised, waived or released any material right or claim (or series of related rights and claims) outside the ordinary course of business; (f) granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the ordinary course of business; (g) experienced any material damage, destruction or loss to the assets of the Business; (h) experienced any material change in Personnel or relationships with third parties, including customers and vendors, other than immaterial changes which occur in the ordinary course of business; (i) changed accounting or Tax reporting principles, methods or policies; or (j) entered into any commitment to do any of the foregoing.

Section 3.18.     Real Property.

(a)            Schedule 3.18(a) sets forth a complete list of each real property lease and all amendments, extensions, supplements, letter agreements, renewals, waivers and writings exercising rights therewith, to which Seller is a party or by which it is bound (collectively, the "Real Property Leases"). Seller has provided to Purchaser true, correct and complete copies of each of the Real Property Leases.

(b)            The Real Property Leases constitute all interests in real property currently used, occupied or currently held for use in connection with the Business and which are necessary for the continued operation of the Business as currently conducted.

(c)            Except as set forth in Section 3.18(c), all of the buildings, fixtures, equipment and improvements, and all components thereof located on the land associated with the Real Property Leases (the "Improvements") (i) are in good operating condition without structural defects and all mechanical and other systems located thereon are in reasonably good operating condition, and no condition exists requiring material repairs, alterations or corrections and (ii) are suitable, sufficient and appropriate in all material respects for their current uses. There are no structural deficiencies or latent defects affecting any of the Improvements, and there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the Business.

(d)            Seller has a valid, binding and enforceable leasehold interest under each Real Property Lease under which it is a lessee, free and clear of all Liens. Each of the Real Property Leases is in full force and effect in accordance with their terms. Seller is not in default under any Real Property Lease, and no event has occurred and no circumstances exist which, if not remedied, and whether with or without notice or the passage of time or both, would result in such a default. Seller has not received or given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Real Property Leases, and, to Seller's Knowledge, no other party is in default thereof, and no party to any Real Property Lease has exercised any termination rights with respect thereto.

(e)            Except as set forth in Schedule 3.18(e), Seller has all certificates of occupancy and Permits issued by any applicable Governmental Authority necessary or useful for the current use and operation of each Real Property Lease, and Seller has fully complied with all material conditions of the Permits applicable to them. No default or violation, or event that with the lapse of time or giving notice or both would become a default or violation, has occurred in the due observance of any Permit.

Section 3.19.     Environmental Matters. Except as disclosed on Schedule 3.19:

(a)            Seller has complied with and is in compliance with all Environmental, Health and Safety Requirements. Neither the Seller nor any Selling Party has received any notice, report or information regarding any actual or alleged violation of Environmental, Health and Safety Requirements or any Liabilities or potential Liabilities relating to any property or facility now or previously owned, occupied or operated by Seller or relating to the Business arising under Environmental, Health and Safety Requirements.

(b)            There is no Environmental Claim pending or, to Seller's Knowledge, threatened against Seller, nor is there any Environmental Claim against any Person whose Liability for any Environmental Claim Seller has retained or assumed.

(c)            Neither Seller nor to Seller’s Knowledge, any of Seller's predecessors or Affiliates have stored, treated, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance (including any Hazardous Substances) or owned, occupied or operated any facility or property in a manner that has given or could give rise to any Liabilities (including any Liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys' fees or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental, Health and Safety Requirements.

(d)            There are no Liens arising under any Environmental, Health and Safety Requirement on any Real Property arising as a result of any actions taken or omitted to be taken by Seller or, any of its predecessors or Affiliates, and, no actions have been taken by any Governmental Authority with respect to the Real Property to impose an environmental Lien with respect to such Real Property as a result of any such actions.

(e)            No property or facility now or previously owned, occupied or operated by Seller or any of its predecessors or Affiliates is currently listed on the National Priorities List or the Comprehensive Environmental Response, Compensation and Liability Information System, both promulgated under CERCLA, or on any analogous state list.

(f)             No off-site location at which Seller or any of its predecessors or Affiliates has disposed or arranged for the disposal of any waste is listed on the National Priorities List or on any analogous state list.

(g)            Neither Seller nor to Seller’s Knowledge, any of its predecessors or Affiliates has, either expressly or by operation of Legal Requirement, assumed or undertaken any Liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental, Health and Safety Requirements.

(h)            Schedule 3.19(h) contains a list of all Environmental Permits and all written reports, correspondence, and other documentation in Seller's and its Affiliates' possession regarding Hazardous Substances, Environmental Permits, and any environmental conditions with respect to the Business (collectively, "Environmental Documentation") and Seller and its Affiliates have provided Purchaser with copies of all such Environmental Documentation prior to the date hereof.

Section 3.20.     Insurance.

(a)            Schedule 3.20(a) sets forth, with respect to each insurance policy under which Seller is currently an insured or otherwise the principal beneficiary of coverage, a certificate of insurance.

(b)            With respect to each insurance policy required to be set forth on Schedule 3.20(a): (i) the policy is in full force and effect in accordance with its terms; (ii) Seller is not in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would reasonably be expected to constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to Seller's Knowledge, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)            Seller has not (i) been denied any material insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received written or oral notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed on Schedule 3.20(a) will not be available in the future substantially on the same terms as are now in effect.

Section 3.21.     Transactions with Related Parties.

(a)            Except as otherwise disclosed on Schedule 3.21(a), (i) none of the customers, vendors, distributors or sales representatives of Seller is a Related Party; (ii) none of the Purchased Assets is owned or used by or leased to or from any Related Party; (iii) no Related Party owes any amount to Seller nor does Seller owe any amount to, nor has Seller committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Party; (iv) no Related Party has any claim or cause of action against any Seller; (v) no Related Party owns any direct or indirect interest of any kind, controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is a competitor, vendor, customer, landlord, tenants, creditor or debtor of Seller; (vi) no Related Party is a party to any Assumed Contract with Seller; and (vii) no Related Party provides any administrative, legal, accounting or other services to Seller except in the ordinary course of business on arm's length terms.

(b)            Except as set forth on Schedule 3.21(b), any Assumed Contracts required to be disclosed on Schedule 3.21(a) are on arms-length terms.

Section 3.22.     Customers and Vendors. Schedule 3.22 sets forth the names of the ten (10) vendors and twenty-five (25) customers to whom Seller paid or from whom Seller has received the greatest sum of money in respect of services, products or materials provided to or from Seller in respect of the Business during the twelve (12) month period ending June 30, 2019. Except as set forth on Schedule 3.22, in the past twelve (12) months, no such vendor or customer set forth on Schedule 3.22 has notified Seller that it is canceling or otherwise terminating, or that it intends to cancel or otherwise terminate, its relationship with Seller.

Section 3.23.     No Brokers or Finders. Except as related to Integris Partners’ work with Seller, no Selling Party nor any of their respective Affiliates have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser and Parent, on a joint and several basis, hereby represent and warrant to the Selling Parties as follows:

Section 4.1.       Due Organization. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Indiana and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted and as currently proposed to be conducted. Purchaser is duly qualified or authorized to do business as a foreign limited liability company and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to qualify would not have a Material Adverse Effect.

Section 4.2.       Matters. There is no Matter pending or, to Parent's or Purchaser's knowledge, being threatened against Parent or Purchaser that challenges or could reasonably be expected to adversely affect, prevent, delay or make illegal any of the transactions contemplated by this Agreement or the Transaction Documents.

Section 4.3.       Authority; Binding Nature of Agreement. Each of Purchaser and Parent has all necessary corporate or limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its respective obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby; and the execution, delivery and performance by Purchaser and Parent, as applicable, of this Agreement and the Transaction Documents have been duly authorized by all necessary corporate or limited liability company action on the part of Purchaser and Parent, as applicable, and Parent's board of directors and Purchaser's Member. No vote of Parent's shareholders is required to authorize the transactions contemplated by this Agreement. This Agreement has been, and each Transaction Document will be at or prior to Closing, duly and validly executed and delivered by Purchaser and Parent, as applicable, and this Agreement constitutes, and, upon execution and delivery thereof, each of the Transaction Documents to which Purchaser or Parent is a party will constitute, the valid and binding obligation of Purchaser or Parent, as applicable, enforceable against such party in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 4.4.       Non-Contravention; Consents. The execution and delivery by Purchaser and Parent of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby, and compliance by Purchaser and Parent with the provisions hereof or thereof will not result in any violation or breach of, or conflict with or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or give rise to any obligation of Purchaser or Parent, as applicable, to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Purchaser or Parent under any provision of: (a) the articles of incorporation, bylaws or other charter or organizational documents of Purchaser or Parent; (b) any Order applicable to Parent or Purchaser or by which any of their properties or assets is bound; or (c) any applicable Legal Requirement. Neither Purchaser nor Parent is required to obtain any Consent from any Person at or prior to the Closing in connection with the execution and delivery of this Agreement or the Transaction Documents or the sale of the Purchased Assets to Purchaser which Consent has not been obtained.

Section 4.5.       Capital Structure.

(a)            The authorized capital stock of Parent consists of: (i) Nineteen Million (19,000,000) Parent Common Shares; and (ii) One Million (1,000,000) preferred shares (the "Parent Preferred Shares"). As of the date of this Agreement: (A) 10,510,661 Parent Common Shares were issued and outstanding (not including shares held in treasury); (B) no Parent Common Shares were issued and held by Parent in its treasury; and (C) 35 Parent Preferred Shares were issued and outstanding (not including shares held in treasury); and (d) no Parent Preferred Shares were issued and held by Parent in its treasury. All of the outstanding Parent Common Shares are, and, when issued to Seller in accordance with this Agreement, all Parent Common Shares to be issued as contemplated by this Agreement will be, duly authorized, validly issued, fully paid, and non-assessable, and not subject to any pre-emptive rights. No Subsidiary of Parent owns any Parent Common Shares.

(b)            As of the date of this Agreement, 17,500 Parent Common Shares were reserved for issuance pursuant to conversions of outstanding Parent Preferred Shares, 775,790 Parent Common Shares were reserved for issuance pursuant to outstanding Parent Stock Options and 270,289 Parent Common Shares were reserved for issuance pursuant to Parent Equity Awards not yet granted under the Parent Stock Plans. All Parent Common Shares subject to issuance upon conversion of outstanding Parent Preferred Shares or pursuant to Parent Equity Awards under the Parent Stock Plans, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, and non-assessable.

(c)            Other than the Parent Preferred Shares and the Parent Equity Awards, as of the date hereof, there are no outstanding (A) securities of Parent or any of its Subsidiaries convertible into or exchangeable for capital stock of Parent, (B) options, warrants, or other agreements or commitments to acquire from Parent or any of its Subsidiaries, or obligations of Parent or any of its Subsidiaries to issue, any shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) Parent, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, "phantom" stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of Parent, in each case that have been issued by Parent or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of Parent, being referred to collectively as "Parent Securities"). All outstanding Parent Common Shares, all Parent Preferred Shares, and all outstanding Parent Equity Awards have been issued or granted, as applicable, in compliance in all material respects with all applicable securities laws.

(d)            There are no outstanding Contracts requiring Parent or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any Parent Securities. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to any Parent Securities.

(e)            Parent is not and has never been a "shell company" within the meaning of the Securities Act.

Section 4.6.       SEC Filings. The consolidated financial statements (including all related notes and schedules) of Parent included in (a) Parent's annual report on Form 10-K filed December 21, 2018, for the fiscal year ended September 30, 2018 (including the notes thereto), and (b) Parent's quarterly reports on Form 10-Q for the periods ended December 31, 2018, March 31, 2019 and June 30, 2019 fairly present in all material respects the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments, to the absence of notes and to any other adjustments described therein, including any notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Parent is, and has been for a period of at least ninety (90) days immediately prior to the Closing Date, subject to the reporting requirements of section 13 or 15(d) of the Exchange Act and has: (i) filed all required reports under section 13 or 15(d) of the Exchange Act, as applicable, during the past twelve (12) months, other than Form 8-K reports; and (ii) submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T, during the past twelve (12) months.

Section 4.7.       No Brokers or Finders. Neither Purchaser nor Parent have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with the transactions contemplated by this Agreement.

ARTICLE V
COVENANTS OF THE PARTIES

Section 5.1.       Mutual Cooperation. Subsequent to Closing, Purchaser and Seller, at the request of the other, shall each execute, deliver and acknowledge all such further instruments and documents and do and perform all such other acts and deeds as may be reasonably required to consummate the transactions contemplated by the Transaction Documents. Specifically, Seller shall render all reasonable assistance to Purchaser to ensure that the Assumed Contracts are assigned to Purchaser; and shall reasonably work with Purchaser to limit disruption to the Business during the transitionary period. Seller shall maintain all Permits related to the Business on behalf of Purchaser after the Closing until such time as Purchaser obtains such Permits in its own name, and Seller shall execute any agreements with Purchaser as may be reasonably necessary or advisable in connection therewith.

Section 5.2.       Preservation of Records. To the extent not transferred to Purchaser, Seller agrees to preserve and keep records held by it or its Affiliates relating to the Business for a period of three (3) years from the Closing Date and shall make such records and Personnel available to Purchaser as may be reasonably required by Purchaser in connection with, among other things, any insurance claims by, Matters against or governmental investigations of Seller or Purchaser or any of their Affiliates or in order to enable Seller or Purchaser to comply with their respective obligations under this Agreement and the Transaction Documents (provided that such records and personnel shall not be required to be made available to Purchaser in connection with any dispute between any Selling Party and Purchaser and/or Parent, respectively). To the extent transferred to Purchaser, Purchaser agrees to preserve and keep records held by it or its Affiliates relating to the Business for a period of three (3) years from the Closing Date and shall make such records reasonably available to Seller as may be reasonably required in connection with, among other things, winding up of Seller's operations, preparing the financial statements of Seller, filing of a tax return by any Selling Party, any insurance claims by, Matters against or governmental investigations of a Selling Party, or in order to enable Selling Parties to comply with their respective obligations under this Agreement and the Transaction Documents (provided that such records and personnel shall not be required to be made available to Seller in connection with any dispute between any Selling Party and Purchaser and/or Parent, respectively). After the expiration of such three (3) year period, neither Seller nor Purchaser will destroy any of such books or records of the Business without giving the other party written notice thereof and the opportunity, at the other party's sole expense, to take possession thereof within thirty (30) days following receipt of such notice.

Section 5.3.      Payments. Following Closing, Seller shall transfer in the form received any and all cash, checks, wire transfers and other forms of monetary receipts that may be received and deposited by Seller representing payments on any Purchased Receivable, received by Seller or credited to Seller pursuant to any Assumed Contract, or that relate to a Purchased Asset ("Receipts") within the next business day following receipt along with associated details, including the name of the customer or other payor, the document number(s) (if any) associated with the Receipt and the amount of the Receipt.  Seller will transmit to Purchaser such information via e-mail in Microsoft Excel files. Seller agrees to hold said Receipts in trust for the benefit of Purchaser until they are transferred as provided herein.

Section 5.4.      Employment Matters.

(a)            Prior to and on or after the Closing, Purchaser may, but shall not be required to, offer employment (which such offer may include non-competition covenants) to any of the employees of the Business. Seller shall provide Purchaser with a current list of such employees at least ten Business Days prior to the Closing Date. Such individuals who accept Purchaser's offer of employment and begin work for Purchaser at Closing are referred to as the "Hired Employees". Seller shall terminate the employment of the Hired Employees as of the Closing Date or in Seller’s sole discretion at such later date as an employee of the Business agrees with Purchaser to become a Hired Employee. Notwithstanding the foregoing, nothing in this Agreement imposes any obligation on Purchaser or its Affiliates to employ or enter into any other like relationship with any of Seller's Personnel or Affiliates.

(b)            Purchaser agrees to use its commercially reasonable best efforts to give each Hired Employee service credit for such Hired Employee's employment with Seller prior to the Closing Date for purposes of calculating eligibility to participate and vesting credit (but not for accrual of benefits) under each applicable Employee Plan of Purchaser or one of its Affiliates or as required by applicable statutory law, as if such service had been performed with Purchaser or one of its Affiliates; provided, however, that such service credit shall not be recognized to the extent that it would result in a duplication of benefits for the same period of time. Nothing in this Section 5.4(b) is intended to prevent Purchaser from amending or terminating any of Purchaser's Employee Plans. Purchaser shall give credit to each Hired Employee hired by Purchaser for any accrued but unused paid time off (PTO) to the extent that Seller does not pay such employee the same out at Closing and provided the accrued costs and expenses are accrued therefor as a current liability within the Net Working Capital.

(c)            Seller shall use commercially reasonable efforts to cooperate with Purchaser in connection with Purchaser's good faith efforts to hire the Seller's employees, including allowing Representatives of Purchaser and its Affiliates reasonable access during normal business hours, upon reasonable advance notice, to meet with and distribute to such employee such forms and other documents relating to his or her proposed employment with Purchaser, provided such access does not unreasonably interfere with Seller's conduct of the Business.

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(d)            Subject to the consummation of the sale of Purchased Assets pursuant to this Agreement, within five (5) days of the Closing Date, Seller shall adopt resolutions to terminate its 401(k) Employee Plan ("Seller 401(k) Plan") effective as of the Closing Date or within thirty (30) days thereafter and permit Hired Employees to elect eligible rollover distributions (including outstanding plan loans that are considered eligible rollover distributions) from the Seller's plan to the Purchaser's plan (subject to the terms and conditions of the Purchaser's plan). Further, Seller shall take action to cause the Hired Employees' account balances, if any, under any such Seller 401(k) to become fully vested as of the Closing Date.

(e)            Notwithstanding the foregoing, nothing contained herein shall (i) be treated as an amendment to any particular Employee Plan of Purchaser or Seller, (ii) obligate Purchaser or any of its Affiliates to maintain any particular Employee Plan or arrangement, (iii) prevent Purchaser or any of its Affiliates from amending or terminating any Employee Plan or arrangement, or (iv) give any third party the right to enforce any of the provisions of this Agreement.

(f)            Seller shall be responsible for all claims for workers' compensation benefits which are incurred prior to the Closing Date by Hired Employees that are payable under the terms and conditions of Seller's workers' compensation programs. Purchaser's workers' compensation program shall be responsible for all claims for benefits which are incurred from and after the Closing Date by Hired Employees that are payable under the terms and conditions of Purchaser's workers' compensation program. For purposes of this Section 5.4(f), a claim for workers compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (the "Workers' Compensation Event"). If the Workers' Compensation Event occurs over a period both preceding and following the Closing, the claim shall be the joint responsibility and liability of Seller and Purchaser and shall be equitably apportioned between Seller, on the one hand, and Purchaser, on the other hand, based upon the relevant periods of time that the Workers' Compensation Event transpired preceding and following the Closing.

(g)            Seller agrees to provide continuing health benefit coverage as described in Sections 601 through 608 of ERISA and Code Section 4980B (hereinafter referred to as "COBRA Coverage") to all persons who are "M&A qualified beneficiaries" (as described in IRS Regulation Section 54.4980B-9, Question and Answer 4) with respect to the transactions contemplated by this Agreement (hereinafter referred to as "COBRA Beneficiaries"). Specifically, Seller agrees that all obligations to provide COBRA Coverage to COBRA Beneficiaries are being allocated to Seller, as permitted by Question and Answer 7 of IRS Regulation Section 54.4980B-9. If Seller ceases to maintain a group health plan and Seller's obligation to provide COBRA Coverage to COBRA Beneficiaries shifts to Purchaser as a result of IRS Regulation Section 54.4980B-9, Question and Answer 8(c), then, notwithstanding any other provision of this Agreement to the contrary, Seller shall reimburse Purchaser for any expenses incurred by Purchaser (including, but not limited to, claims incurred under the plan, administrative fees, reinsurance premiums, etc.) in excess of the premiums collected by Purchaser from COBRA Beneficiaries and any actual reinsurance recoveries in providing COBRA Coverage to such COBRA Beneficiaries. Purchaser shall invoice Seller weekly with respect to such expenses and Seller shall be obligated to make full payment of each such invoice within five Business Days of the date of such invoice and, if Seller should fail to timely pay, Seller shall also be obligated to provide interest with respect to the unpaid amounts at the rate of 10% per annum.

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Section 5.5.      Contract Assignment and Consents. Notwithstanding anything to the contrary contained in this Agreement, if the assignment or attempted assignment to Purchaser of any Assumed Contract is: (a) prohibited by any applicable law; or (b) would require any Consent of a Third Party (a "Required Consent"), that Required Consent shall not have been obtained prior to the Closing Date (each, a "Non-Assignable Contract"), then the Closing shall not constitute the assignment of such Non-Assignable Contract, and this Agreement shall not constitute an assignment of such Non-Assignable Contract, unless and until such Required Consent is obtained. Following the Closing, (x) Seller, to the maximum extent permitted by Legal Requirement, will act as Purchaser's agent in order to obtain for Purchaser the benefits under each Non-Assignable Contract (including enforcement for the account of Purchaser of such rights against the other party thereto) and will reasonably cooperate, to the maximum extent permitted by Legal Requirement, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser; and (y) Purchaser will, to the maximum extent permitted by Legal Requirement, perform, on Seller's behalf, the applicable Seller's obligations under the Non-Assignable Contract in accordance with the terms and conditions thereof. Any and all costs incurred by Seller to perform the foregoing requirements shall be reimbursed to Seller by Purchaser within 30-days of Purchaser’s receipt of an invoice for such costs. Once a Required Consent for the assignment of any Non-Assignable Contract is obtained, Seller shall promptly assign and transfer such Non-Assignable Contract to Purchaser at no additional cost to Purchaser. Purchaser shall not assume any Liabilities under a Non-Assignable Contract until it has been assigned to Purchaser; provided, however, that Purchaser shall be liable to Seller for performing its obligations under the arrangements described in this Section 5.5.

Section 5.6.      Restrictive Covenants.

(a)            To induce Purchaser to enter into this Agreement, each Restricted Party covenants and agrees that during the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (in each case, the "Restricted Period"), such Restricted Party will not directly or indirectly, own, invest in, lend to, engage in, manage, consult to, operate, control, maintain any interest in (proprietary, financial or otherwise), otherwise affiliate with, or participate in the ownership, management, operation or control of, any business, whether corporate, proprietorship or partnership form or otherwise, engaged in any Competitive Enterprise in the Restricted Area; provided that each Restricted Party may acquire equity interests in an entity engaged in a Competitive Enterprise and whose securities are publicly traded so long as the Restricted Party does not become the holder of more than 5% of the outstanding equity securities of the entity. "Competitive Enterprise" means direct or indirect business the same as, substantially similar to, or which materially competes with, the Business.

(b)            During the Restricted Period, each Restricted Party will not directly or indirectly on behalf of any other Person, solicit, induce, or encourage any Hired Employee or any other employee of Purchaser or Parent to leave his or her employment with Purchaser or Parent, as applicable, or hire, employ or otherwise engage any such individual. Nothing contained in this Section 5.6(b) shall prohibit generalized solicitations of potential employees by use of advertisements in the media that are not targeted at the employees of Purchaser or Parent.

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(c)            After the Closing, each Restricted Party shall reasonably cooperate with Purchaser and use commercially reasonable efforts to continue and maintain for the benefit of Purchaser those business relationships of Seller existing prior to the Closing, including relationships with lessors, Personnel, regulatory authorities, licensors, customers, suppliers and others, and Seller shall satisfy all undisputed Excluded Liabilities in a manner that is not detrimental to any of such relationships. The Restricted Parties shall refer to Purchaser all inquiries relating to the Business. No Restricted Party shall take any action that would materially diminish the value of the Purchased Assets after the Closing or that would materially interfere with the Business after the Closing. Without limiting the foregoing, during the Restricted Period each Restricted Party will not (i) directly or indirectly solicit or provide competitive services to any current client of Parent, Purchaser or Seller or any person or entity who has been a client of Parent Company, Purchaser or Seller at any time during the two (2) years immediately before Closing, or (ii) directly or indirectly divert or influence or attempt to divert or influence any business of Parent or Purchaser from Parent or Purchaser to a competitor of Parent or Purchaser.

(d)            From and after the Closing Date, the Restricted Parties shall, and shall cause each of their Representatives, (i) not directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Purchaser or Parent or use or otherwise exploit for its own benefit or for the benefit of anyone other than Purchaser or Parent, any Confidential Information used in the operations of or associated with the Business and (ii) keep confidential any Confidential Information used in the operations of or associated with the Business, except for any such information that (A) is available to the public on the Closing Date, (B) thereafter becomes available to the public other than as a result of a disclosure by the Restricted Parties or their Representatives (other than pursuant to a legal obligation to do so or in connection with the enforcement of its rights under this Agreement), or (iii) is or becomes available to the Restricted Parties or their Representatives on a non-confidential basis from a source that is not prohibited from disclosing such information to such by legal, contractual or fiduciary obligation to any other Person; provided, that nothing contained in this Section 5.6(d) shall prohibit the Restricted Parties or their Representatives from disclosing any information should such Restricted Parties be required to disclose any such information in response to an Order or as otherwise required by Legal Requirements; provided, further that in any such case it shall inform Purchaser in writing of such request or obligation as soon as practicable after such Selling Party is informed of it and, if possible, before any information is disclosed, so that a protective order or other appropriate remedy may be obtained by Purchaser. If any Restricted Party or its Representatives are obligated to make such disclosure, it shall only make such disclosure to the extent to which it is so obligated, but not further or otherwise.

(e)            Notwithstanding anything to the contrary, in the case of breach or threatened breach of the covenants in this Section 5.6, (i) Purchaser may seek specific performance to cause Restricted Parties to cease such breach and refrain from any such future breaches and (ii) the claiming of damages for any losses incurred by Purchaser due to actions prohibited by the aforesaid covenants shall remain unaffected.

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(f)            The parties hereto acknowledge that the covenants set forth in this Section 5.6 are an essential element to this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto specifically acknowledge and agree that each party has received adequate consideration in exchange for entering into these covenants, the foregoing restrictions are reasonable and necessary to protect the legitimate interest of Purchaser and Parent post-Closing, including the goodwill that Purchaser shall be purchasing from Seller pursuant to the transactions contemplated by this Agreement and the Transaction Documents. The parties hereto acknowledge that this Section 5.6 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provisions of this Agreement or any other document contemplated by the Agreement.

(g)            It is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 5.6 is held to cover a geographic area or to be for a length of time which is not permitted by Legal Requirements, or is in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall be construed to be null, void, and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under applicable Legal Requirements, a court of competent jurisdiction shall construe and interpret this Section 5.6 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 5.6) that would be valid and enforceable under law.

Section 5.7.      SEC Filings. From and after the Effective Date until the one (1) year anniversary of the Closing Date, Parent shall use commercially reasonable efforts to: (a) (i) make all filings necessary under the Exchange Act, as and when required by the Exchange Act, (ii) take all other actions required by the Exchange Act, and (iii) refrain from taking any action prohibited by the Exchange Act, such that each Selling Party may, on or after the date that the Parent Common Shares first become saleable under Rule 144, sell such Parent Common Shares in reliance upon Rule 144, (b) maintain the listing of the Parent Common Shares for trading on the NASDAQ Stock Market, and (c) after the date when the Parent Common Shares first become saleable under Rule 144 and no later than seven (7) days after written request from Seller, in each case where the Shareholder sells Parent Common Shares in reliance on Rule 144, to cause Parent's counsel to provide to Parent's transfer agent a legal opinion with respect to such sales regarding the sale of such Parent Common Shares without registration under the Securities Act. Parent further agrees not to take any action that would cause the Shareholder to become an "affiliate" of Parent (within the meaning of the Securities Act).

Section 5.8.      Financial Statements. Seller shall (i) promptly following the execution of this agreement, if not before, commence preparation of financial statements of Seller meeting the requirements of Item 9.01(a) of the United States Securities and Exchange Commission ("SEC") Form 8-K ("Form 8-K") as are required to be filed by Parent with the SEC as a result of the Closing of the transactions contemplated under this Agreement (the "Seller SEC Financial Statements"), (ii) within sixty (60) days following the Closing Date, deliver to Purchaser the Seller SEC Financial Statements, , with such Seller SEC Financial Statements being in the form and content set forth in Regulation S-X and Form 8-K, (iii) within sixty (60) days following the Closing Date, cause an independent public accounting firm registered with the Public Company Accounting Oversight Board (PCAOB) to provide a manually signed report meeting the requirements of Section 2-02 of Regulation S-X and a manually signed consent of such auditor which is required to be included in the Form 8-K to be filed by Parent with the SEC with respect to the Seller SEC Financial Statements and the report thereon referred to in this proviso (iii), and (iv) cooperate with, and provide all information and documents reasonably requested by, Purchaser regarding Seller in order to assist Purchaser in the preparation of the pro forma financial information required by Item 9.01(b) of Form 8-K with respect to the transactions contemplated hereby. The cost of the preparation and delivery of the Seller SEC Financial Statements and the report and consent referred to in proviso (iii) of this Section 5.8 shall be borne equally by Parent and Seller.

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Section 5.9.      Change of Name. After the Closing, the Selling Parties shall (i) within five Business Days after the Closing Date, amend Seller's organizational documents and take all other actions necessary to change Seller's name to one sufficiently dissimilar to Seller's present name, in Purchaser's sole judgment, to avoid confusion; (ii) not use the prior name or any of the names listed in Schedule 5.9 or any derivatives thereof; and (iii) take all actions reasonably requested by Purchaser to enable Purchaser to use the names or any derivatives thereof used by Seller prior to the Closing.

Section 5.10.     Taxes.

(a)            All real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the day before the Closing Date (each such period, a "Straddle Period") shall be apportioned between Seller and Purchaser based on the number of days in such Straddle Period that are in the Pre-Closing Tax Period, and the number of days in such Straddle Period that are in the Post-Closing Tax Period. Seller shall be liable for the portion of such Taxes attributable to the Pre-Closing Tax Period, and Purchaser shall be liable for the portion of such Taxes attributable to the Post-Closing Tax Period. The party responsible for paying such Taxes (the "Filing Party") shall file any Tax Returns with respect to such Taxes in the time and manner required by Legal Requirements. Such Tax Returns shall be true, complete and correct and prepared in accordance with applicable Legal Requirements and past practices (except as required by applicable Legal Requirements). The Filing Party shall provide the other party with a copy of each such Tax Return at least 30 days prior to the due date, and shall revise such Tax Return in accordance with the other party's reasonable comments. Any disputes with respect to such Tax Returns shall be resolved in accordance with the procedures set forth in Section 2.8(e). If bills for such Taxes have not been issued as of the Closing Date, and, if the amount of such Taxes for the period including the Closing Date is not then known, the apportionment of such Taxes shall be made at Closing on the basis of the prior period's Taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount paid by them. If either party receives a refund of Taxes that the other party has paid pursuant to this Section 5.10(a), it shall reimburse the other party its proportionate share of such refund, less any Taxes or other costs imposed with respect to the receipt of such refund.

(b)            Purchaser and the Selling Parties shall utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage withholding for Hired Employees.

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Section 5.11.      Certain Pre-Closing Covenants. Seller covenants and agrees with Purchaser that, at all times from and after the date hereof until the Closing Date or termination of this Agreement, whichever first occurs, Seller shall comply with all applicable covenants and provisions of this Section 5.11, except to the extent Purchaser may otherwise consent in writing. Purchaser covenants and agrees with Seller that, at all times from and after the date hereof until the Closing Date or termination of this Agreement, whichever first occurs, Purchaser shall comply with all applicable covenants and provisions of Section 5.11(d) and 5.11(e), except to the extent Seller may otherwise consent in writing.

(a)          Conduct of Business. Seller will:

(i)            conduct its Business only in the Ordinary Course of Business in a manner consistent with past practices;

(ii)            use its commercially reasonable best efforts to preserve intact the current business organization of Seller, keep available the services of the current officers, employees and agents of Seller, and maintain the relations and goodwill with customers, suppliers, employees, agents, and others having business relationships with Seller;

(iii)            notify the Purchaser of any notifications received by Seller that any customer or supplier will stop or decrease in any respect the rate of business done with the Business;

(iv)            confer with the Purchaser concerning operational matters of a material nature; and

(v)            otherwise report periodically to the Purchaser concerning the operations and finances of the Business.

(b)          Negative Covenants: Seller will refrain from:

(i)            amending its Organizational Documents or taking any action with respect to any such amendment or any recapitalization, reorganization, liquidation or dissolution;

(ii)            authorizing, issuing, selling or otherwise disposing of any of its stock or other equity securities or any security convertible into or exchangeable or exercisable for any of its stock or other equity security;

(iii)            declaring, paying or incurring any obligation to declare or pay any dividend or other distribution on or with respect to its equity interests;

(iv)            entering into any line of business other than the Business using any Purchased Assets or Purchased Receivables;

(v)            entering into any contract to do or engage in any of the foregoing.

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(c)            Access. At all times from the date hereof through and including the Closing or termination of this Agreement in accordance with its terms, Seller will give Purchaser and its respective officers, employees, accountants, legal counsel and other representatives reasonable access, during normal business hours, at times mutually agreeable among the parties, to all of the offices, facilities, properties, files, books and records of Seller relating to the Business and the Purchased Assets and will reasonably provide Purchaser with access to Seller’s customers and suppliers and to information relating to such customers and suppliers. No investigation by, or information furnished to or obtained by, Purchaser or its representatives, whether prior to or following the date of this Agreement, shall modify, limit or otherwise affect the representations and warranties of Seller in this Agreement or any other Transaction Document, or limit the remedies available to Purchaser hereunder.

(d)            Fulfillment of Conditions. Seller (i) will take all commercially reasonable steps necessary and proceed diligently and in good faith (A) to satisfy each condition to the obligations of Purchaser to close contained in this Agreement and (B) to consummate all of the transactions contemplated by this Agreement, and (ii) will not take or fail to take any commercially reasonable action that would reasonably be expected to result in the nonfulfillment of any obligation of Seller contained in this Agreement. Purchaser and Parent (i) will take all commercially reasonable steps necessary and proceed diligently and in good faith (A) to satisfy each condition to the obligations of Seller to close contained in this Agreement and (B) to consummate all of the transactions contemplated by this Agreement, and (ii) will not take or fail to take any commercially reasonable action that would reasonably be expected to result in the nonfulfillment of any obligation of Purchaser contained in this Agreement.

(e)            Notification. Seller shall promptly notify Purchaser of the occurrence of any breach of any covenant of Seller or Purchaser in this Section 5.11 or of the occurrence of any event that may make the satisfaction of the conditions in Section 2.7(e) impossible or unlikely. Purchaser shall promptly notify Seller of the occurrence of any breach of any covenant of Purchaser in this Section 5.11 or of the occurrence of any event that may make the satisfaction of the conditions in Section 2.7(d) impossible or unlikely.

(f)            No Solicitation.

 (i)            Seller represents and warrants that there are no current discussions or negotiations relating to, or that could reasonably be expected to lead to, an Acquisition Proposal. Seller shall not authorize or permit any of Sellers’ officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by Seller, or any of them singly, directly or indirectly, to (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes an agreement or understanding providing for an Acquisition Proposal, (ii) provide information or participate in any discussions or negotiations regarding an Acquisition Proposal or (iii) enter into any agreements, definitive or otherwise, regarding an Acquisition Proposal.

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(ii)          Seller shall advise Purchaser promptly of the receipt of any inquiry, indication of interest or proposal relating to any Acquisition Proposal.

Section 5.12.      Pre-Closing Covenants of Parent. Parent covenants and agrees with Seller that, at all times from and after the date hereof until the Closing Date or termination of this Agreement, whichever first occurs, Parent will conduct its business only in the Ordinary Course of Business in a manner consistent with past practices. Parent shall promptly and not later than Closing, notify Seller of any event or circumstance that would constitute a default of this Section 5.12 by Parent.

Section 5.13.     Customer Personal Property. As of the Closing, Seller shall deliver possession of the Client Personal Property to Purchaser. Seller shall take all reasonable steps to provide Purchaser with the benefit of the Client Personal Property arrangements described in Section 3.6(e) in a manner consistent with the historical practices of Seller and the owners of such Client Personal Property.

ARTICLE VI
INDEMNIFICATION

Section 6.1.      Indemnification by Selling Parties. Subject to the limitations set forth in this Article VI, from and after the Closing, the Selling Parties, jointly and severally (except with respect to Section 3.12(b)–(d), in which case the Shareholder shall indemnify the Purchaser Indemnified Parties on a several, not joint and several, basis), shall indemnify, defend and hold harmless Purchaser, its Affiliates and their respective successors, assignees, officers, directors, principals, attorneys, agents, employees or other Representatives (collectively, the "Purchaser Indemnified Parties" and each individually a "Purchaser Indemnified Party") against any Damages that a Purchaser Indemnified Party incurs arising out of or as a result of:

(a)            any breach, misrepresentation or inaccuracy of any of the representations and warranties of any Selling Party set forth in this Agreement or on any certificate or other instrument or document furnished by any Selling Party to Purchaser or Parent pursuant to this Agreement or any Transaction Document without giving effect to any materiality, Material Adverse Effect or similar qualification set forth in any such representation or warranty;

(b)            any breach or nonfulfillment by any Selling Party of its respective covenants or agreements set forth in this Agreement or any other Transaction Document;

(c)            any Excluded Liability;

(d)            any Excluded Asset;

(e)            any and all Taxes of the Seller or the Shareholder for any Tax period prior to the Closing (including the portion of any tax period allocable to the pre-Closing period) and for any Taxes payable by Seller or the Shareholder as a result of the transactions contemplated by this Agreement; and

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(f)            any and all Matters, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 6.2.      Indemnification by Purchaser. Subject to the limitations set forth in this Article VI, from and after the Closing, Purchaser and Parent, shall indemnify the Selling Parties, their Affiliates and their respective successors, assignees, officers, directors, principals, attorneys, agents, employees or other Representatives (collectively, the "Seller Indemnified Parties" and each individually a "Seller Indemnified Party") against any Damages that a Seller Indemnified Party incurs arising out of or as a result of:

(a)            any breach, misrepresentation or inaccuracy of the representations and warranties of Purchaser or Parent set forth in this Agreement or on any certificate or other instrument or document furnished by any Selling Party to Purchaser or Parent pursuant to this Agreement or any Transaction Document without giving effect to any materiality, Material Adverse Effect or similar qualification set forth in any such representation or warranty;

(b)            any breach or nonfulfillment by Purchaser or Parent of the covenants or agreements of Purchaser or Parent set forth in this Agreement or any other Transaction Document;

(c)            any Assumed Liability; and

(d)            any and all Matters, demands, assessments, audits or judgments arising out of any of the foregoing.

Section 6.3.      Survival.

(a)            Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date, and all Liability with respect to breaches of such representations and warranties shall thereupon be extinguished (except to the extent a Claim with respect thereto has been made prior to such time in which case such representations and warranties shall survive until such Claim is resolved). Notwithstanding the foregoing, (i) the representations and warranties of Seller set forth in Section 3.15 (Taxes), Section 3.9 (Employee Benefits), Section 3.8 (Employee Matters) and Section 3.19 (Environmental Matters), shall survive, and all Liability with respect to breaches of such representations and warranties, shall continue in full force and effect until the date following sixty (60) days after all applicable statutes of limitations, including waivers and extensions, have expired with respect to the matters addressed therein and (ii) the Fundamental Representations and all Liability with respect to breaches thereof shall survive indefinitely. Notwithstanding anything in this Article VI to the contrary, in the event that any breach or alleged breach of any representation or warranty results from fraud or willful misrepresentation by either party, then, in each case, such representation or warranty shall survive the Closing and the consummation of the transactions contemplated hereby and shall continue in full force and effect without any time limitation with respect to such breach or alleged breach.

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(b)            Other than with respect to the Fundamental Representations, the Indemnifying Party will not be required to indemnify the Indemnified Party under Section 6.1(a) with respect to any breach by Seller or any Seller Party of any of the representations and warranties of Seller or any Seller Party set forth in this Agreement, except to the extent that the cumulative amount of the Damages actually incurred by the Indemnified Party as a result of all such breaches actually exceeds Thirty Thousand Dollars ($30,000.00) (the "Threshold Amount"), after which time the entire amount of such Damages occurring hereunder will be indemnifiable, including the Threshold Amount, subject to the limitations set forth in clause (c) below.

(c)            The total amount of the payments that the Indemnifying Party can be required to make with respect to any breach by Seller or any Seller Party of any of the representations and warranties of the Seller or any Seller Party set forth in this Agreement (other than the Fundamental Representations) will be limited in the aggregate to a maximum of the unpaid balance due on the Seller Promissory Note from time to time (the "General Cap"), and the Indemnifying Parties' cumulative Liability for such breaches of representation and warranty will in no event exceed such amount. In no event shall the General Cap apply to any claims by any Indemnified Party for a breach of any of the Fundamental Representations, Liability for which shall be limited in the aggregate to the Purchase Price (the "Fundamental Cap"), and the Indemnifying Parties' cumulative Liability for any such breaches will in no event exceed such amount. None of the Threshold Amount, the General Cap nor the Fundamental Cap will apply to any claims by any Indemnified Party for indemnification pursuant to (i) Section 6.1(b), Section 6.1(c), Section 6.1(d), Section 6.1(e), Section 6.1(f) (to the extent incurred in connection with a claim for indemnification under Section 6.1(b) through (e)); (ii) Section 6.2(b), Section 6.2(c), or Section 6.2(d) (to the extent incurred in connection with a claim for indemnification under Section 6.2(b) or (c)); or (iii) any claims for damages that any Indemnified Party may suffer resulting from or caused by fraud or intentional misrepresentation.

(d)            The amount of any Damages that are subject to indemnification under this Article VI shall be calculated net of the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements actually received by the Indemnified Party or any Affiliate of the Indemnified Party in connection with such Damages (less the costs incurred by the Indemnified Party and its Affiliates in collecting such amounts, including any resulting increases in insurance premiums). In the event that an insurance recovery is made by the Indemnified Party or any Affiliate of the Indemnified Party with respect to any Damages for which the Indemnified Party has been indemnified hereunder, the Indemnified Party shall promptly pay to the Indemnifying Party, a sum equal to the lesser of (i) the actual amount of such insurance proceeds recoveries or (ii) the actual amount of the indemnification payment previously paid with respect to such Damages.

(e)            To the extent the Indemnifying Party makes or is required to make any indemnification payment to the Indemnified Party, no right of subrogation against the Indemnifying Party will accrue hereunder to or for the benefit of the Indemnifying Party or any Third Party.

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(f)            Except with respect to specific performance for the breach of any Restricted Party of the restrictive covenants contained in Section 5.6, and except in the case of intentional misrepresentation or fraud, the right to indemnification under this Article VI, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive right and remedy available to any party hereto for any actual or threatened breach of the representations, warranties, covenants and obligations set forth in this Agreement, and none of the parties hereto shall initiate or maintain any legal action at law or in equity against any other party hereto which is directly or indirectly related to any breach or threatened breach of the representations, warranties, covenants or obligations set forth in this Agreement. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article VI.

Section 6.4.      Indemnification Procedures.

(a)            Third Party Claims. If a party entitled to be indemnified under this Article VI (an "Indemnified Party") receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by a Third Party (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnified Party wishes to assert an indemnification claim against the party or parties subject to such indemnification obligation under this Article VI (the "Indemnifying Party"), the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof ("Claim Notice"). The failure to promptly provide such a Claim Notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. A Claim Notice shall describe the Third Party Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel (as reasonably acceptable to the Indemnified Party), and the Indemnified Party shall use commercially reasonable efforts to cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 6.4, it shall have the right to take such action as it deems necessary to defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 6.4 pay, compromise and defend such Third Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third Party Claim. Seller and Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.

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(b)            Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 6.4. If an offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party or others or providing any restrictions on the operation of such Person's business as conducted, and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 6.4(a) it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)            Direct Claims. Any claim by an Indemnified Party on account of Damages which do not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its Representatives a reasonable opportunity to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall use commercially reasonable efforts to assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and Personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its Representatives may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted such claim.

Section 6.5.      Payments.

(a)            Within ten (10) Business Days after both (i) the resolution of any indemnification claim by any Purchaser Indemnified Party hereunder pursuant to which such Purchaser Indemnified Party is entitled to any payment from a Selling Party pursuant to Section 6.1 and (ii) the delivery by such Purchaser Indemnified Party of a written request for payment to such Selling Party, such payment shall be made by the applicable Selling Party.

(b)            If a Purchaser Indemnified Party becomes entitled to a payment from a Selling Party pursuant to Section 2.8(g) or Section 6.1 at a time prior to the full settlement and termination of the Seller Promissory Note, Purchaser, in its sole discretion, may notify the Selling Parties that Purchaser is reducing the remaining principal amount of the Seller Promissory Note or accrued interest thereon (the "Set-Off Rights") by up to the amount of the payment to which the Purchaser Indemnified Party is entitled; provided, however, that nothing contained herein shall be construed to limit Purchaser's recovery from the Selling Parties for any payment to which the Purchaser Indemnified Party is entitled which is not offset entirely by the Purchaser's exercise of such Set-Off Rights, nor shall the failure to exercise such Set-Off Rights constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it.

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(c)            Within ten (10) Business Days after both (i) the resolution of any indemnification claim by any Seller Indemnified Party hereunder pursuant to which such Seller Indemnified Party is entitled to any payment from Purchaser and (ii) the delivery by such Seller Indemnified Party of a written request for payment to Purchaser, such payment shall be made by the Purchaser.

(d)            The Indemnifying Party shall reimburse the Indemnified Party for any and all reasonable costs or expenses of any nature or kind whatsoever (including, but not limited to, all reasonable attorneys' fees) incurred in seeking to collect any payments due under this Section 6.5.

Section 6.6.     Treatment of Payments. Any indemnification payments made by any party hereto pursuant to this Agreement and any payments made pursuant to Section 2.8 shall be treated by all other parties as an adjustment to the Purchase Price set forth in Section 2.3.

Section 6.7.      Resolution of Disputes. Any disputes under this Article VI shall be resolved as provided in Section 2.8(e).

ARTICLE VII
TERMINATION

Section 7.1.      Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)            at any time before the Closing, by mutual written consent of Purchaser and Seller;

(b)            at any time before the Closing without liability to the terminating party or parties, by Purchaser or Seller by written notification from the terminating party or parties to the non-terminating party or parties, in the event that any writ, judgment, decree, injunction or similar order of any Authority or Law becomes effective and no longer subject to appeal or further administrative or judicial reconsideration or review, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement;

(c)            at any time before the Closing, by written notice given by Purchaser or Seller in the event of a breach of this Agreement by the non-terminating party which breach would reasonably be expected to have a material adverse effect on the terminating party, if such non-terminating party fails to cure such breach within ten (10) Business Days following notification thereof by the terminating party;

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(d)            at any time before the Closing, by written notice from Purchaser to Seller in the event of a breach of the covenant in Section 5.11(f);

(e)            by Purchaser if any condition in Section 2.7(d) has not been satisfied as of the Outside Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and the Purchaser has not waived such condition on or before the Outside Date; and

(f)            by Seller if any condition in Section 2.7(e) has not been satisfied as of the Outside Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with their obligations under this Agreement) and the Seller has not waived such condition on or before the Outside Date.

Section 7.2.      Effect of Termination.

(a)            If this Agreement is validly terminated pursuant to Section 7.1 above, this Agreement will forthwith become null and void, and, except as set forth in this Section 7.2, there will be no liability or obligation on the part of, Purchaser or Seller (or any of their respective officers, directors, managers, employees, agents or other representatives or Affiliates) in respect to this Agreement, except that the provisions with respect to Section 8.15 continue to apply following any such termination.

(b)            Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to clauses (c) or (d) of Section 7.1 above, Seller will remain liable to Purchaser for any breach of this Agreement by Seller existing at the time of such termination, and upon termination of this Agreement pursuant to clause (c) of Section 7.1 above, Purchaser will remain liable to Seller for any breach of this Agreement by Purchaser existing at the time of such termination, and Seller or Purchaser, as the case may be, may seek such remedies, including damages and attorneys' fees, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at Law or in equity.

ARTICLE VIII
MISCELLANEOUS

Section 8.1.      Governing Law. This Agreement will be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of law).

Section 8.2.      Venue and Jurisdiction.

(a)            Except as described in Section 2.8(e), if any Matter or other legal action relating to this Agreement is brought or otherwise initiated, the exclusive venue therefor will be in a state or federal court located in the State of Delaware, which will be deemed to be a convenient forum. Purchaser and the Selling Parties hereby expressly and irrevocably consent and submit to the jurisdiction of the state court or federal court located in the State of Delaware.

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(b)            To the extent permitted by applicable Legal Requirements, each of the parties hereto hereby irrevocably waives any and all right to a trial by jury in any Matter arising out of or related to this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby.

Section 8.3.      Notices. Any notice or other communication required or permitted to be delivered to a party under this Agreement must be in writing and will be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service, by facsimile or, via electronic mail) to the address, facsimile telephone number, or the electronic mail address set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party):

if to Purchaser or Parent:

Bioanalytical Systems, Inc.

2701 Kent Avenue

West Lafayette, IN 47906

Attn: Jill C. Blumhoff

Email: jblumhoff@basinc.com

with a copy (which shall not constitute notice) to:

Ice Miller LLP

One American Square

Suite 2900

Indianapolis, IN 46282

Attn: Stephen J. Hackman

Email: Stephen.Hackman@icemiller.com

If to Seller:

Pre-Clinical Research Services, Inc.

1512 Webster Court

Fort Collins, CO 80524

Attn. Donald H. Maul, DVM, MS

Email: don.maul@preclinicalresearch.com

If to the Shareholder:

Donald H. Maul, DVM, MS

675 Red Mountain Road

Livermore, CO 80536

E-mail: don.maul@preclinicalresearch.com

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with a copy (which shall not constitute notice) of any notice to Seller or the Shareholder to:

Coan, Payton & Payne, LLC

103 W. Mountain Avenue, Suite 200

Fort Collins, CO 80524

Attn: G. Brent Coan

Email: gbcoan@cp2law.com

Section 8.4.      Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser and Seller, except as Purchaser reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Legal Requirement or by the rules of a national securities exchange or trading market. Thereafter, so long as this Agreement is in effect, neither Seller nor Purchaser shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other party, except as Purchaser reasonably believes, after receiving the advice of outside counsel and after informing all other parties to this Agreement, another form of press release may be required by Legal Requirement or by the rules of a national securities exchange or trading market.

Section 8.5.      Assignment. No party hereto may assign any of its rights or delegate any of its obligations under this Agreement (whether voluntarily, involuntarily, by way of merger or otherwise) to any other Person without the prior written consent of the other party which consent shall not be unreasonably withheld or delayed provided that Purchaser may assign its rights hereunder for collateral security purposes to any lender or lenders, or agent therefor, providing financing to Purchaser or any of its Affiliates in connection with the transactions contemplated hereby, or to any assignee or assignees of any such lender, lenders or agent so long as any such assignment does not negatively affect or change the rights and obligations of any Seller Party. Even if approved, no such assignment will relieve the assigning party of its obligations under this Agreement.

Section 8.6.      Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto.

Section 8.7.      Bulk Sales Laws. The parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Purchaser. As between Purchaser and Seller, Purchaser shall have no obligation to give bulk transfer notices to creditors, claimants or other Persons.

Section 8.8.      Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, will not be affected and will continue to be valid and enforceable to the fullest extent permitted by law.

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Section 8.9.       Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any state or federal court located in the jurisdiction in which the conduct to be enjoined or specifically enforced is occurring, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.10.      Entire Agreement. This Agreement and the Transaction Documents set forth the entire understanding of the parties hereto and supersede all other agreements and understandings among the parties relating to the subject matter hereof and thereof.

Section 8.11.      Waiver. No failure on the part of a party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of such party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any waiver of any provision of this Agreement and any consent given hereunder must be in writing signed by the party sought to be bound. The waiver by any party of breach or violation of any provision of this Agreement will not operate as, or be construed to constitute, a waiver of any subsequent breach or violation of the same or any other provision hereof.

Section 8.12.      Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed on behalf of each party hereto.

Section 8.13.      Counterparts. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

Section 8.14.      Interpretation of Agreement.

(a)            Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in connection with the construction or interpretation of this Agreement.

(b)            Whenever required by the context hereof, the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; and the neuter gender will include the masculine and feminine genders.

(c)            As used in this Agreement, the words "include" and "including," and variations thereof, will not be deemed to be terms of limitation, and will be deemed to be followed by the words "without limitation."

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(d)            Unless the context otherwise requires, references in this Agreement to "Sections," "Schedules" and "Exhibits" are intended to refer to Sections of and Schedules and Exhibits to this Agreement.

(e)            The table of contents of this Agreement and the headings contained in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement and will not be referred to in connection with the construction or interpretation of this Agreement.

Section 8.15.      Expenses. Except as otherwise expressly provided herein, each party hereto shall bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with the Transaction Documents and transactions contemplated thereby.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first set forth above.

SELLER:

PRE-CLINICAL RESEARCH SERVICES, INC.

By:
Donald H. Maul, DVM, MS
President

SHAREHOLDER:

Donald H. Maul, DVM, MS

PURCHASER:

BRONCO RESEARCH SERVICES LLC

By:
Robert Leasure, Jr.
President

PARENT:

BIOANALYTICAL SYSTEMS, INC.

By:
Robert Leasure, Jr.
President and CEO

EXHIBIT A

Seller Promissory Note

THIS UNSECURED SUBORDINATED PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS IT IS FIRST REGISTERED UNDER SUCH LAWS OR UNLESS MAKER HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

THE INDEBTEDNESS EVIDENCED BY THIS INSTRUMENT IS SUBORDINATED TO THE PRIOR PAYMENT IN FULL OF CERTAIN SENIOR DEBT PURSUANT TO, AND TO THE EXTENT PROVIDED IN, THE SUBORDINATION AGREEMENT (AS DEFINED HEREIN). THIS INSTRUMENT MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNTIL THE PURCHASER, ASSIGNEE OR TRANSFEREE HAS BECOME A PARTY TO AND BOUND BY THE SUBORDINATION AGREEMENT.

UNSECURED SUBORDINATED PROMISSORY NOTE

$800,000.00	Date of Issuance: [•], 2019

FOR VALUE RECEIVED, Bronco Research Services LLC, an Indiana limited liability company ("Maker"), hereby promises to pay to the order of Pre-Clinical Research Services Inc., a Colorado corporation ("Holder") the principal amount of Eight Hundred Thousand and 00/Dollars ($800,000.00), together with interest as provided herein.

1.            Definitions. As used herein, the following capitalized terms shall have the respective meanings set forth below:

"Business Day" means any day other than Saturday, Sunday and any day on which commercial banks in the State of Indiana or the State of Colorado are authorized by law to be closed.

"Event of Default" has the meaning assigned to such term in Section 4.

"Note" means this Unsecured Subordinated Promissory Note.

"Payment Date" has the meaning assigned to such term in Section 2(b).

"Purchase Agreement" has the meaning assigned to such term in Section 10.

"Subordination Agreement" means that certain Subordination Agreement dated [•], 2019, made by Holder in favor of First Internet Bank, as the same may be amended, restated, modified, supplemented or replaced from time to time.

2.            Time and Manner of Payments; Calculation of Interest; Principal Payment Schedule.

(a)           All payments of principal and interest shall be made to Holder by check or wire transfer of immediately available United States funds sent to Holder at the address set forth in Section 8, or at such other address as Holder shall direct in writing, or such bank account of Holder as Holder shall direct in writing. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day.

(b)           Subject to early payment or set-off as provided elsewhere in this Note and to the provisions of Section 7, the principal of this Note and the interest due thereon shall be due and payable in fifty-nine (59) monthly installments of Eight Thousand Two Hundred Ninety-One and 07/100 Dollars ($8,291.07), on the first day of each month commencing January, ___ 2020 with the final payment of $453,019.27 due and payable on December ___, 2024 (each a "Payment Date").

(c)           The outstanding principal balance of this Note shall bear interest (computed on the basis of a 365/366-day year for the actual number of days elapsed) at the rate of four and one-half percent (4.5%) per annum from the date hereof until paid. Notwithstanding anything contained herein to the contrary, in no event shall the interest payable on this Note exceed the maximum rate permitted by applicable law.

(d)           In the event that any payment due under this Note is not received by Holder within five (5) days from the date it is due, Maker shall pay to Holder a late payment penalty in an amount equal to Fifty and 00/Dollars ($50.00).

3.            Prepayment. Subject to the terms of Section 7 hereof, at any time, Maker may prepay all or any portion of the unpaid balance of the principal hereof, without premium or penalty. All sums received in prepayment shall first be applied in payment of accrued but unpaid interest, if any, and the excess, if any, shall be applied to payment of principal. Unless the Maker and Holder otherwise agree in writing, any prepayment applied to principal shall be applied equally to the remaining principal payments otherwise due on the remaining Payment Dates.

4.            Events of Default. Each of the following events constitutes an "Event of Default" hereunder (except that Maker’s proper exercise of its set-off rights under Section 10 of this Note shall not constitute an Event of Default under this Section 4):

(a)           If any installment of principal or interest is not paid by Maker when due and such non-payment continues for a period of five (5) Business Days after notice of such failure has been given to Maker; provided, however, that such non-payment shall not be an Event of Default if such payment is prohibited by the terms of any Senior Indebtedness or the Subordination Agreement; or

(b)           If Maker becomes insolvent or generally fails to pay, or admits in writing its inability to pay, debts as they become due; or Maker applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for Maker or any property or assets of Maker, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for Maker or for a substantial part of the property or assets of Maker and is not discharged within ninety (90) days; or any bankruptcy, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or liquidation proceeding, is commenced in respect of Maker and if such case or proceeding is not commenced by Maker it is consented to or acquiesced in by Maker or if such case or proceeding is not vacated, stayed or dismissed within ninety (90) days of such commencement.

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5.            Remedies Upon an Event of Default. Subject to Section 7 hereof, if an Event of Default occurs and is continuing, then this Note shall become immediately due and payable upon written declaration to that effect delivered by Holder to Maker, unless any such declaration or demand is prohibited by the terms of the Subordination Agreement. Upon this Note becoming due and payable under this Section 5, this Note will forthwith mature and the entire unpaid principal amount of this Note, plus all accrued and unpaid interest thereon, shall be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby expressly waived by Maker. The per annum rate of interest applicable at all times after the occurrence and during the continuance of an Event of Default will be the applicable rate of interest set forth in Section 2(c), plus an additional 2.00%.

6.            Remedies. The rights and remedies provided by this Note shall be cumulative, and shall be in addition to and not exclusive of any other rights and remedies available at law or in equity. The exercise or waiver by Holder of any right or remedy available under this Note shall not be deemed to be a waiver of any other right or remedy available under this Note, at law or in equity.

7.            Subordination and Nature of Obligation. All claims of Holder hereunder and Maker’s ability to make payments to Holder hereunder shall be subject in all respects to the terms of the Subordination Agreement. Holder shall from time to time as required by the current or future holders of Senior Liabilities (as defined in the Subordination Agreement) execute and deliver documentation (including without limitation amendments or replacements of the Subordination Agreement) effectuating or confirming the subordination of the obligations of Maker under this Note to any indebtedness hereafter created, incurred, assumed, or guaranteed by Maker.

8.            Notices. All notices, requests or other communications required or permitted hereunder shall be given in writing by hand delivery, registered mail, certified mail or overnight courier, return receipt requested, postage prepaid, or electronic mail, to the party to receive the same at its respective address set forth below, or at such other address as may from time to time be designated by such party to the other in accordance with this Section 8:

If to Maker:                 Bioanalytical Systems, Inc.

2701 Kent Avenue

West Lafayette, IN 47906

Attn: Jill C. Blumhoff

Email: jblumhoff@basinc.com

If to Holder:                Pre-Clinical Research Services Inc.

675 Red Mountain Road

Livermore, CO 80536

Attn: Donald H. Maul, DVM, MS

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with a copy (which shall not constitute notice) of any notice to Holder:

Coan, Payton & Payne, LLC

103 W. Mountain Avenue, Suite 200

Fort Collins, CO 80524

Attn: G. Brent Coan

Email: gbcoan@cp2law.com

All such notices and communications hereunder shall be deemed given when received, as evidenced by the acknowledgment of receipt issued with respect thereto by the applicable postal authorities or the signed or electronic acknowledgment of receipt of the person to whom such notice or communication shall have been addressed.

9.            Assignability. Neither Maker nor Holder may assign any of its rights or delegate any of its obligations under this Note (whether voluntarily, involuntarily, by way of merger or otherwise) to any other person or entity without the prior written consent of the other party; provided that (a) Holder may assign any of its rights or delegate any of its obligations under this Note to its shareholder without the consent of Maker and to the extent so assigned the shareholder shall have the right to further assign any of his rights or delegate any of his obligations under this Note to a trust or other estate planning vehicle over which he exercises full control and (b) Maker shall have the right and the obligation, without the consent of Holder to assign all but not less than all of its obligations under this Note to any purchaser of a material portion of its assets or the line of business that includes the Purchased Assets or the Business (as each are defined in the Purchaser Agreement) or to a successor as part of Maker's reorganization, sale or merger to or with such successor. In the event of such assignment by Maker, the assignee must deliver an executed assumption of the obligations under this Note to Holder and Maker and its assignee shall be jointly and severally liable on this Note. In lieu of such assignment and assumption by Maker and its assignee, this Note may be paid in full at the time of the sale or other transfer of a material portion of its assets or the line of business that includes the Purchased Assets or the Business (as each are defined in the Purchaser Agreement) or transfer to a successor as part of Maker's reorganization, sale or merger to or with such successor.

10.          Set-Off Rights. Any payment to which Maker becomes entitled pursuant to that certain Asset Purchase Agreement, dated as of the date hereof, by and among Maker, Holder, Bioanalytical Systems, Inc. and the shareholder of Holder (the "Purchase Agreement"), including with respect to any rights to indemnification under the Purchase Agreement, may be set-off by Maker on a dollar-for-dollar basis against the remaining principal amount of this Note or accrued interest thereon in accordance with Section 6.5(b) of the Purchase Agreement. Any set-off right provided for in this Section 10 shall for all purposes be treated as a reduction in the Purchase Price under the Purchase Agreement and shall reduce the amount to be paid under this Note consistent with the terms of Section 3 above. Notwithstanding the provisions of Section 4 or any other section hereof, the exercise of any rights pursuant to this Section 10 shall not constitute an Event of Default under this Note.

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11.         Severability. If a court of competent jurisdiction makes a final determination that any term or provision of this Note is invalid or unenforceable, and all rights to appeal the determination have been exhausted or the period of time during which any appeal of the determination may be perfected has been exhausted without appeal, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Note.

12.         Amendment. This Note may not be modified, amended or waived in any manner, except by a written instrument signed by Maker and Holder.

13.         No Waiver. Failure of Holder, for a period of time or on more than one occasion, to exercise its option to accelerate any payments due hereunder shall not constitute a waiver of the right to exercise the same at any time during the continued existence of the Event of Default or in the event of any subsequent Event of Default. Holder shall not by any other omission or act be deemed to waive any of its rights or remedies hereunder unless such waiver be in writing and signed by Holder, and then only to the extent specifically set forth therein. A waiver in connection with one event shall not be construed as continuing or as a bar to or waiver of any right or remedy in connection with a subsequent event.

14.         Governing Law. The validity, performance, enforcement, interpretation and any other aspect of this Note shall be governed by the laws of the State of Delaware, notwithstanding the choice of law provisions of the venue where the action is brought, where the violation occurred, where either party may be located, or any other jurisdiction. The parties hereby agree and consent to the exclusive jurisdiction of the state or federal courts located in the State of Delaware and waive any defense of lack of personal jurisdiction or improper venue or forum non conveniens to a claim brought in any such court.

15.         Waiver of Jury Trial. For any action or proceeding which is permitted under this Note, each party hereby expressly and irrevocably waives any right to a trial by jury in such action or proceeding, including, but not limited to, those actions or proceedings to enforce or defend any rights under this Note or under any amendment, consent or waiver in connection with this Note. Each Party agrees that in any such action or proceeding, the matters shall be tried to a court and not to a jury.

16.         Headings. The article, section and paragraph headings in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

17.         Attorneys’ Fees. Maker agrees to reimburse Holder for all reasonable costs and expenses, including attorneys' fees and court costs, incurred to collect this Note or any installment hereunder if not paid when due.

18.         Waiver. Maker, and all others now or hereafter obligated hereon, whether primarily or secondarily, hereby waives presentment, demand for payment, protest for nonpayment, notice of dishonor, diligence in collection, and all other indulgences, and expressly agrees that this Note may be extended without in any manner affecting, altering, releasing, or limiting Maker’s liability hereon.

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19.         Binding Effect. This Note shall inure to the benefit of Holder and its representatives, successors and permitted assigns, by operation of law or otherwise, and shall be binding upon Maker and its representatives, successors and permitted assigns by operation of law or otherwise.

20.         Counterparts. This Note may be executed in two (2) counterparts, each of which taken together shall constitute one Note.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Maker has executed, acknowledged, and delivered this Note as of the date set forth above.

"MAKER"

BRONCO RESEARCH SERVICES LLC,
an Indiana limited liability company

By:
Robert Leasure, Jr., President and CEO

Accepted and Agreed to as of the date first written above.

"HOLDER"

PRE-CLINICAL RESEARCH SerVICeS INC.

By:
Donald H. Maul, DVM, MS, President

Signature Page to Unsecured Subordinated Promissory Note

EXHIBIT B

Calculation of Net Working Capital

Net Working capital Calculation	TTM Average NWC	Sept19
Current Assets
Accounts Receivable		502,179
Less Customer Credit		(5,132)
Net Accounts Receivable	461,480	497,047
Accrued Revenue	50,740	70,618
Prepaid Expenses	57,929	72,697
Total Current Assets Acquired	570,149	640,362

Current Liabilities
Accounts Payable	108,457	151,314
Accrued payroll	26,900	21,791
Vacation Accrual	117,832	124,360
Prepaid / Unearned Revenue	51,961	69,242
Total Current Liabilities	305,150	366,708

Net Working Capital at 9/30/19		273,655

Target NWC - (Average NWC TTM)	265,000

EXHIBIT C

Forms of Key Employee Employment Offer Letters

SCHEDULES

[Schedules to be provided.]